Exhibit 2.1




                                                                  CONFIDENTIAL


         ____________________________________________________________



                      ASSET AND STOCK PURCHASE AGREEMENT



                                 by and among



                                   PSC Inc.
                            a New York corporation

                                      and

                             SPECTRA-PHYSICS, INC.
                            a Delaware corporation

                                      and

                         SPECTRA-PHYSICS HOLDING, S.A.
                             a French corporation
                           _________________________

                              Dated May 20, 1996
                           _________________________


            _______________________________________________________

                               TABLE OF CONTENTS

                                                                          Page


      ARTICLE I         THE TRANSACTION....................................  2
            1.1   Sale and Purchase of Shares, Purchased Assets,
            TxCom Shares and TxCom Rights..................................  2
            1.2   Definitions..............................................  3
                  (a)   Certain Definitions................................  3
                  (b)   Other Definitions..................................  6
            1.3   Pre-Closing Transfer of Certain Assets of
            Scanning; Industrial Revenue Bonds.............................  8
            1.4   Purchase Price...........................................  8
            1.5   Payment of Cash Portion; Delivery of Buyer Stock
            and Note; Assumption of Liabilities............................  9
            1.6   Purchase Price Adjustment................................ 10
            1.7   Allocation of Purchase Price............................. 12
            1.8   Closing.................................................. 12
            1.9   Deliveries and Proceedings at Closing.................... 13
                  (a)   Deliveries by Seller............................... 13
                  (b)   Deliveries by Buyer................................ 13
                  (c)   Other Deliveries................................... 14

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF SELLER................. 14
            2.1   Representations and Warranties Pertaining to the
            Business....................................................... 14
                  (a)   Organization and Qualification..................... 14
                  (b)   Capitalization..................................... 14
                  (c)   Subsidiaries....................................... 15
                  (d)   Authority.......................................... 15
                  (e)   Non-Contravention.................................. 16
                  (f)   Governmental Consents and Approvals................ 16
                  (g)   Combined Financial Statements...................... 17
                  (h)   Taxes.............................................. 17
                  (i)   Properties......................................... 18
                  (j)   Environmental Matters.............................. 19
                  (k)   Patents; Trademarks etc............................ 19
                  (l)   Domestic Employee Benefit Plans.................... 20
                  (m)   Foreign Employee Benefit Plans..................... 21
                  (n)   Contracts.......................................... 22
                  (o)   No Changes......................................... 23
                  (p)   Litigation or Proceedings.......................... 24
                  (q)   Compliance with Laws............................... 24
                  (r)   Labor Matters...................................... 25
                  (s)   Insurance Coverage................................. 25
                  (t)   Certain Transactions with Affiliates............... 25
                  (u)   Securities Act..................................... 25
                  (v)   Banks.............................................. 25
                  (w)   Powers of Attorney................................. 25
            2.2   Excluded International Assets, Etc....................... 26

      ARTICLE III       REPRESENTATIONS AND WARRANTIES OF BUYER............ 26
            3.1   Representations and Warranties of Buyer.................. 26

                                                                          Page

                  (a)   Organization and Qualification..................... 26
                  (b)   Capitalization..................................... 27
                  (c)   Subsidiaries....................................... 27
                  (d)   Authority.......................................... 27
                  (e)   Non-Contravention.................................. 28
                  (f)   Governmental Consents and Approvals................ 28
                  (g)   Financial Statements............................... 29
                  (h)   Taxes.............................................. 29
                  (i)   Patents; Trademarks................................ 29
                  (j)   No Changes......................................... 29
                  (k)   Litigation or Proceedings.......................... 30
                  (l)   Compliance with Laws............................... 31
                  (m)   Buyer's Stock...................................... 31
                  (n)   Securities Act..................................... 31
                  (o)   SEC Filings........................................ 31
                  (r)   Note............................................... 32
            3.2   Certain Limitations on Representations and
            Warranties..................................................... 32

      ARTICLE IV        CERTAIN OBLIGATIONS OF SELLER...................... 33
            4.1   Conduct of Business Pending Closing...................... 33
            4.2   Access................................................... 34
            4.3   Exclusive Dealing........................................ 34

      ARTICLE V         CERTAIN OBLIGATIONS OF BUYER....................... 35
            5.1   Conduct of Business Pending Closing...................... 35
            5.2   Access................................................... 36

      ARTICLE VI        CONDITIONS TO CLOSING; TERMINATION................. 36
            6.1   Conditions Precedent to Obligations of the Buyer
            Group.......................................................... 36
                  (a)   Bringdown of Representations and Warranties........ 36
                  (b)   Performance and Compliance......................... 37
                  (c)   Opinion of Counsel................................. 37
                  (d)   Waiting Periods.................................... 37
                  (e)   Litigation......................................... 37
                  (f)   Non-Compete Agreement.............................. 37
                  (g)   Transition Services Agreement...................... 37
                  (h)   Minute Books and Resignations...................... 37
                  (i)   Permits, Approvals and Authorizations.............. 38
                  (j)   Certificate of Incorporation, Bylaws............... 38
                  (k)   Certificates of Good Standing...................... 38
                  (l)   Secretary's Certificate............................ 38
            6.2   Conditions Precedent to the Obligations of the
            Seller Group................................................... 38
                  (a)   Bringdown of Representations and Warranties........ 38
                  (b)   Performance and Compliance......................... 38
                  (c)   Opinion of Counsel for the Buyer Group............. 39
                  (d)   Waiting Periods.................................... 39
                  (e)   Litigation......................................... 39

                                                                          Page

                  (f)   TxCom Guarantee.................................... 39
                  (g)   Permits, Approvals and Authorizations.............. 39
                  (h)   Certificate of Incorporation, Bylaws............... 39
                  (i)   Certificates of Good Standing...................... 39
                  (j)   Secretary's Certificate............................ 39
            6.3   Termination.............................................. 39

      ARTICLE VII       CERTAIN ADDITIONAL COVENANTS....................... 40
            7.1   Costs, Expenses and Taxes................................ 40
            7.2   Brokers.................................................. 40
            7.3   Employment............................................... 41
            7.4   Best Efforts............................................. 41
            7.5   Transition Services Agreement............................ 41
            7.6   Regulatory Filings....................................... 41
            7.7   Use of Name.............................................. 42
            7.8   Registration Rights...................................... 44
            7.9   TxCom Guarantee.......................................... 44
            7.10  Buyer's Further Assurances............................... 44
            7.11  Restriction on Sale of Buyer Stock....................... 44

      ARTICLE VIII      INDEMNIFICATION.................................... 45
            8.1   Indemnification by the Seller............................ 45
            8.2   Indemnification By Buyer................................. 46
            8.3   Limitations on Indemnification Obligations............... 46
            8.4   Procedures Relating to Indemnification................... 48
            8.5   Exclusive Remedy......................................... 49

      ARTICLE IX        TAX MATTERS........................................ 49
            9.1   Tax Responsibility....................................... 49
            9.2   Section 338(h)(10) Election.............................. 51
            9.3   Refunds and Credits...................................... 53
            9.4   Tax Sharing Agreements................................... 54
            9.5   Dispute Resolution....................................... 54

      ARTICLE X         MISCELLANEOUS...................................... 54
            10.1  Notices.................................................. 54
            10.2  Successors and Assigns; Benefit.......................... 56
            10.3  Public Announcements..................................... 56
            10.4  Governing Law............................................ 56
            10.5  Headings................................................. 56
            10.6  Amendments............................................... 56
            10.7  Limitation on Knowledge.................................. 56
            10.8  Foreign Sales Agreements and TxCom Agreement............. 57
            10.9  Consent to Jurisdiction.................................. 57
            10.10 Post-Closing Access...................................... 58
            10.11 Regarding Certain Consents............................... 58
            10.12 Further Assurances....................................... 59
            10.13 Preservation of Records Information...................... 59
            10.14 Further Audit Assistance................................. 59
            10.15 Specific Performance..................................... 59

                                                                          Page

            10.16 Entire Agreement......................................... 60

                                   EXHIBITS


      Exhibit     A           -     Foreign Sales Agreements
                  B           -     TxCom Share Transfer Order
                  C           -     TxCom Assignment and Assumption
                                    Agreement
                  D           -     Terms of Note
                  E           -     Form of Escrow Agreement
                  F           -     Allocation of Purchase Price
                  G           -     Opinion of Seller's Counsel
                  H           -     Form of Non-Compete Agreement
                  I           -     Form of Transition Services
                                     Agreement
                  J           -     Opinion of Buyer's Counsel
                  K           -     Form of Registration Rights
                                    Agreement

                      ASSET AND STOCK PURCHASE AGREEMENT


     This is an ASSET AND STOCK PURCHASE AGREEMENT (the "Agreement") dated May 20, 1996, by and among PSC Inc., a New York corporation ("Buyer"), Spectra-Physics, Inc., a Delaware corporation ("Seller") and Spectra-Physics Holding, S.A., a French corporation ("SP Holding").


                                  BACKGROUND

     A. Seller is engaged, through Spectra-Physics Scanning Systems, Inc., a Delaware corporation ("Scanning"), T.X.C.O.M., S.A., a French corporation ("TxCom"), and the Seller Subsidiaries (as defined below), in the business of designing, manufacturing and marketing bar code scanners, wireless radio frequency systems and retail automation systems for the automatic identification and data collection industry (the "Business"). The Seller Subsidiaries consist of Spectra-Physics S.A., a French corporation, Spectra-Physics S.r.l., an Italian corporation, Spectra-Physics K.K., a Japanese company, Spectra-Physics GmbH, a German corporation, Spectra-Physics Pty Ltd., an Australian corporation and Spectra-Physics Ltd, a United Kingdom corporation.

     B. The Business is conducted through and consists of (a) Scanning, (b) TxCOM, (c) certain of the assets and liabilities of the Seller Subsidiaries, which assets (the "International Assets") and which liabilities (the "Assumed International Liabilities") are more particularly described in Section 1.2(a) below and (d) the patents, subject to the license listed in Schedule 2.1(t) hereto (the "US Assets"), owned by Seller and used in the Business which are set forth in Schedule 2.1(k) hereto (the International Assets and the US Assets are herein referred to as the "Purchased Assets").

     C. Seller is the sole owner of all of the issued and outstanding shares of capital stock of Scanning (the "Shares").

     D. SP Holding owns 7235 shares of common stock (or 72% of the issued and outstanding capital stock) of TxCom (the "TxCom Shares") and has the right to purchase all of the remaining issued and outstanding capital stock of TxCom.

     E. Seller desires to sell to Buyer, and Buyer desires to purchase, the Shares and the US Assets. Seller desires to cause each Seller Subsidiary to sell to one or more wholly-owned subsidiaries of Buyer (each a "Buyer Subsidiary" and collectively the "Buyer Subsidiaries"), and Buyer desires to cause the Buyer Subsidiaries to purchase, the International Assets, subject to the Assumed International Liabilities, all upon the terms and subject to the conditions hereinafter set forth. SP Holding desires to sell the TxCom Shares and to assign certain contracts (including certain contract rights (the "TxCom Rights"), subject to certain contract obligations (the "TxCom Obligations") (each as more particularly described in Section 1.2(a)) (the "TxCom Contracts") to Buyer (or a Buyer Subsidiary) and Buyer desires to purchase (or cause such Buyer Subsidiary to purchase) the TxCom Shares and assume the TxCom Contracts (including the TxCom Rights, subject to the TxCom Obligations). Seller, SP Holding and the Seller Subsidiaries are sometimes referred to herein as the "Seller Group" and Buyer and the Buyer Subsidiaries are sometimes referred to herein as the "Buyer Group."

                                      TERMS

     In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                                 THE TRANSACTION

     1.1 Sale And Purchase Of Shares, Purchased Assets, Txcom Shares And Txcom Rights. Subject to the terms and conditions contained herein, at the Closing referred to in Section 1.8 below:

          (a) Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Shares;

          (b) Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the US Assets;

          (c) Seller shall cause each Seller Subsidiary to sell, convey, assign, transfer and deliver to the Buyer Subsidiaries, and Buyer shall cause one or more Buyer Subsidiaries to purchase or acquire from each Seller Subsidiary, the International Assets of such Seller Subsidiary, subject to the Assumed International Liabilities of such Seller Subsidiary. The sale of assets and transfer of liabilities by each Seller Subsidiary shall be made to the Buyer Subsidiaries by means of a separate purchase and sale agreement (each a "Foreign Sales Agreement" and collectively, the "Foreign Sales Agreements"), which agreements shall each be substantially in the form of Exhibit A hereto, with such changes therein as are necessary or appropriate under local law or as the parties may otherwise agree; and

          (d) SP Holding shall sell, convey, assign, transfer and deliver the TxCom Shares and assign the TxCom Contracts (including the TxCom Rights and the TxCom Obligations), to Buyer (or a Buyer Subsidiary), and Buyer shall purchase and acquire (or shall cause such Buyer Subsidiary to purchase and acquire) from SP Holding the TxCom Shares and assume the TxCom Contracts (including the TxCom Rights, subject to the TxCom Obligations). Such transfer shall be made by SP Holding to Buyer (or a Buyer Subsidiary) by means of (i) a share transfer order, in customary form, and (ii) the TxCom Assignment and Assumption Agreement (collectively, the "TxCom Agreement"), which order and which agreement shall be substantially in the form of Exhibit B and Exhibit C, respectively, hereto.

      1.2   Definitions.

            (a)   Certain Definitions.

     (i) The term "International Assets" shall mean all assets, properties and rights (contractual or otherwise) of every kind, nature and description (including, without limitation, (i) furniture, machinery, parts, tools and equipment, if any, (ii) inventory, (iii) accounts receivable, (iv) license, distribution, dealer, sales representative, supplier, service, and other commercial agreements, if any, (v) sales orders, purchase orders, quotations, and bids, (vi) prepaid items, if any, (vii) licenses, permits, authorizations and approvals, if any, (viii) customer lists, (ix) books and records, (x) technical manuals and product and sales literature, (xi) all rights under express or implied warranties, (xii) goodwill and (xiii) all claims or defenses relating to any of the foregoing or to the Assumed International Liabilities (as defined below)) of the Seller Subsidiaries existing on the Closing Date that are used primarily in the Business, except for the Excluded International Assets (as defined below).

     (ii) The term "Excluded International Assets" shall mean cash and cash equivalents, accounts receivable represented by discounted notes, any assets or rights not used primarily in, or primarily benefitting, the Business and any rights under insurance policies except for claims related to the Business that are covered under such insurance policies but that have not yet been submitted. Excluded International Assets shall specifically include leasehold rights and improvements (other than with respect to the Purchased International Offices as hereinafter defined), central management information systems of the Seller Subsidiaries and related office equipment (but not including any readily-movable local area network and wide area communication network used primarily in the Business), telephone systems, other office equipment (such as photocopiers or audiovisual equipment) not used exclusively in the Business, security deposits, any claims for refunds of Taxes (as hereinafter defined) paid by the Seller Subsidiaries, and except as set forth in Section 7.7 of this Agreement, any rights in or to the name "Spectra-Physics" or the Spectra-Physics stylized "S" logo.

     (iii) The term "Assumed International Liabilities" shall mean all liabilities and obligations (contractual or otherwise) of every kind, nature and description, known or unknown, of the Seller Subsidiaries that primarily relate to the Business, the conduct of the Business or the International Assets, excepting the Excluded International Liabilities (as hereinafter defined). For avoidance of doubt, Assumed International Liabilities shall include all obligations related to the Business's offices located in Belgium and Spain (the "Purchased International Offices") (such locations being further specified in
Schedule 2.1(i) hereto).

     (iv) The term "Excluded International Liabilities" shall mean the following liabilities of the Seller Subsidiaries: (i) liabilities for Taxes, (ii) liabilities or obligations for facility costs, such as obligations under real estate leases (except with respect to the Purchased International Offices),
(iii) trade payables for goods and services relating to the overall operations of the Seller Subsidiaries, such as for office supplies, facility maintenance services and telephone service (except with respect to the Purchased International Offices), and (iv) recourse liabilities in respect of accounts receivable represented by discounted notes.

     (v) The term "Foreign Business Employees" shall mean (i) those employees of the Seller Subsidiaries set forth on Schedule 1.2(A)(v) hereto (provided such employees are employees of the Seller Subsidiaries on the Closing Date), and
(ii) any other employees of the Seller Subsidiaries hired after the date hereof and employed by the Seller Subsidiaries on the Closing Date whose work relates primarily to the business and operations of the Business, such as employees who sell and service the products sold by the Business, employees who process orders and collect receivables with respect to products sold by the Business, support staff whose primary function is to support such salesmen, servicemen, order processors and accounts receivable clerks, and managerial employees whose function is to manage such salesmen, servicemen, order processors, accounts receivable clerks and staff.

     (vi) The "TxCom Contracts" shall mean the (i) Share Purchase Agreement by and between Compagnie Auxiliaire de Telecommunication, Ali Ben Ameur, GH Conseil, Christian Hart de Keating, Philippe Malaise, Joseph Boissy, Vincent Baumier, Daniel Mawas, Bernard Malaise, Alain Bonodot, SP Holding and Scanning,
(ii) Shareholders and Management Agreement by and between Spectra-Physics AB, Scanning, SP Holding, Vincent Baumier, Bernard Malaise, Daniel Mawas and Alain Bonodot, and (iii) Representation and Warranty Agreement by and between TxCom, SP Holding, Vincent Baumier, Bernard Malaise, Daniel Mawas and Alain Bonodot, all dated as of August 28, 1995.

     (vii) The "TxCom Rights" shall mean all of Spectra-Physics AB's, SP Holding's and Scanning's right, title or interest in and to the TxCom Contracts.

     (viii) The "TxCom Obligations" shall mean all of Spectra-Physics AB's, SP Holding's and Scanning's liabilities and obligations under the TxCom Contracts.

     (ix) The term "Subsidiary", when used in this Agreement, means, with respect to any corporation or entity ("Person"), any other corporation or other business entity in which such Person owns directly or indirectly fifty percent (50%) or more of the effective voting power or equity interest or has the power or authority to control such corporation or other business entity.

     (x) The term "Industrial Revenue Bonds" shall mean the State of Oregon Economic Development Commission $4,400,000 Industrial Revenue Bonds, dated as of July 1, 1979.

     (xi) The term "Material Adverse Effect" means any material adverse effect on the financial condition or results of operation of the Business taken as a whole, other than with respect to any adverse effects which, directly or indirectly, relate to or result from (i) public or industry knowledge relating to the transactions contemplated by this Agreement or (ii) past, existing or prospective economic, regulatory or other conditions affecting the Business or the industries in which the Business competes; provided that no act, omission, occurrence, expense or liability shall be deemed to be or result in such a material adverse effect unless the loss to or cost borne by the Business by reason of such act, omission, occurrence, expense or liability is greater than US $300,000; and provided further that for purposes of Section 6.1(A) of this Agreement no act, omission, occurrence, expense or liability shall be deemed to be or result in such a material adverse effect unless the loss to or cost borne by the Business by reason of such act, omission, occurrence, expense or liability is greater than US $2,000,000.

     (xii) The term "Material Adverse Effect on Buyer" means any material adverse effect on the financial condition or results of operation of Buyer or its Subsidiaries taken as a whole, other than with respect to any adverse effects which, directly or indirectly, relate to or result from (i) public or industry knowledge relating to the transactions contemplated by this Agreement or (ii) past, existing or prospective economic, regulatory or other conditions affecting Buyer or its Subsidiaries or the industries in which they compete; provided that no act, omission, occurrence, expense or liability shall be deemed to be or result in such a material adverse effect on Buyer unless the loss to or cost borne by Buyer or its Subsidiaries by reason of such act, omission, occurrence,expense or liability is greater than US $300,000; and provided further that for purposes of Section 6.2(A) of this Agreement no act, omission, occurrence, expense or liability shall be deemed to be or result in such a material adverse effect on Buyer unless the loss to or cost borne by Buyer or its Subsidiaries by reason of such act, omission, occurrence, expense or liability is greater than US $2,000,000.

     (b) Other Definitions. The following defined terms shall have the meaning set forth in the referenced section.

Defined Term                             Term Defined In Section

Accounting Principles ......................... 2.1(g)
Accumulated Funding Deficiency ................ 2.1(l)(iii)
Adjusted Cash Portion ......................... 1.6(e)
Adjusted Purchase Price ....................... 1.6(e)
Agreement ..................................... Introductory Paragraph
Anti-Monopoly Law ............................. 2.1(f)
Audited Balance Sheet ......................... 2.1(g)
Breakup Fee ................................... 4.4
Business ...................................... Background Paragraph A
Buyer Group ................................... Background Paragraph F
Buyer's Subsidiaries .......................... Background Paragraph E
Buyer's Subsidiary ............................ Background Paragraph E
Buyer Proxy Statement ......................... 3.1(p)
Buyer Stock ................................... 1.4(a)
Buyer's Filings ............................... 3.1(s)
Buyer's Knowledge ............................. 10.7
Buyer's 10-K .................................. 3.1(c)
Cash Portion .................................. 1.4(a)
CECS .......................................... 2.1(m)
CERCLA ........................................ 2.1(j)
Closing ....................................... 1.8
Closing Cash Payment .......................... 1.5(a)
Closing Date Balance Sheet .................... 1.6(c), 1.6(d)
Code .......................................... 2.1(h)
Combined Financial Statements ................. 2.1(g)
Common Stock .................................. 1.4(a)
Confidentiality Agreement ..................... 8.5
Consent ....................................... 2.1(e)
Customer ...................................... 2.1(x)
Damages ....................................... 8.1
Election Forms ................................ 9.2
Elections ..................................... 9.2
Employee Pension Benefit Plan ................. 2.1(l)(iii)
Environmental Permits ......................... 2.1(j)
Environmental Laws ............................ 2.1(j)
ERISA ......................................... 2.1(l)(i)
Escrow Agent .................................. 1.5(d)
Escrow Agreement .............................. 1.5(d)
Escrowed Shares ............................... 1.5(d)

Defined Term                           Term Defined In Section

Estimated Cash Portion Adjustment ............. 1.4(b)
Estimated Cash Portion of
  the Purchase Price .......................... 1.4(b)
Exchange Act .................................. 3.1(s)
Foreign Sales Agreement ....................... 1.1(c)
GAAP .......................................... 2.1(g)
Government Authority .......................... 2.1(h)
Hazardous Substances .......................... 2.1(j)
HSR Act ....................................... 2.1(f)
Indemnification Notice ........................ 8.4(a)
Indemnified Party ............................. 8.4(a)
Indemnifying Party ............................ 8.4(a)
Intellectual Property ......................... 2.1(k)
IRS ........................................... 2.1(l)(i)
Licensed Products ............................. 7.7(b)
Licensed Names ................................ 7.7(b)
Multiemployer Plan ............................ 2.1(l)(ii)
Neutral Auditors .............................. 1.6(d)
Non-Assignable Contracts ...................... 10.11
Non-compete Agreement ......................... 6.1(f)
Note .......................................... 1.4(a)
Payroll Taxes ................................. 2.1(h)
Person ........................................ 1.2(f)
Phase I Investigation ......................... 2.1(j)
Potential Acquiror ............................ 4.4
Preliminary Closing Date Balance Sheet ........ 1.6(a)
Pro-Forma Adjustments ......................... 1.6(e)
Prohibited Transaction ........................ 2.1(l)(ii)
Purchase Price ................................ 10.8
Purchase Price ................................ 1.4(a)
Purchased Assets .............................. Background Paragraph B
Purchased International Offices ............... 1.2(a)(ii)
Registration Rights Agreement ................. 7.8
Reportable Event .............................. 2.1(l)(iii)
Representations and Warranties
   Agreement .................................. 8.3(c)
Retained Names and Logos ...................... 7.7(a)
Return/Returns ................................ 2.1(h)
Scanning ...................................... Background Paragraph A
Securities Act ................................ 2.1(u)
Seller Subsidiary ............................. Background Paragraph A
Seller Group .................................. Background Paragraph E
Seller's Knowledge ............................ 10.7
Scanning's Benefit Plans ...................... 2.1(l)(i)
Seller Brokers ................................ 7.2
Scanning's Qualified Plans .................... 2.1(l)(iii)
Scanning's ERISA Affiliate .................... 2.1(l)(i)
Shares ........................................ Background Paragraph C
Spectra-Physics AB ............................ 1.5(a)
Subordinated Debt Commitment Letters .......... 3.1(q)

Tax/Taxes ..................................... 2.1(h)
Third Party Claim ............................. 8.4(a)
Third Party Transaction ....................... 4.4
Transition Services Agreement ................. 6.1(g)
TxCom ......................................... Background Paragraph A
TxCom Agreement ............................... 1.1(d)
TxCom Guarantee ............................... 8.2(c)
TxCom Shares .................................. Background Paragraph D
Undisputed Amount ............................. 1.6(e)
US Assets ..................................... Background Paragraph B

     1.3 Pre-Closing Transfer of Certain Assets of Scanning; Industrial Revenue Bonds.

     (a) Prior to Closing, Seller shall cause Scanning to dividend or otherwise transfer to Seller or its designees all or substantially all cash and cash equivalents of Scanning. As of the Closing, all intercompany payables or receivables between the Business, on the one hand, and any affiliate of Seller (other than Scanning or TxCom), on the other hand, shall be cancelled, except for receivables from Spectra-Physics Lasers, Inc. to Scanning in respect of sales of VLD/ASIC drivers by Scanning to Spectra-Physics Lasers, Inc. in the ordinary course of business.

     (b) Prior to Closing, Seller will pay or call for payment on the next available prepayment date all of the outstanding Industrial Revenue Bonds.

      1.4   Purchase Price.

     (a) The aggregate purchase price for (i) the non-compete covenant described in Section 6.1(f), (ii) the Shares, (iii) the TxCom Shares and TxCom Rights and
(iv) the Purchased Assets shall consist of One-Hundred Twenty Million Dollars (US $120,000,000) (the "Cash Portion"), 977,135 fully paid and non-assessable shares (the "Buyer Stock") of Buyer's Common Stock, par value $.01 per share ("Common Stock"), and a promissory note of Buyer (the "Note") in the principal amount of Five Million United States Dollars (US $5,000,000), plus the assumption by Buyer (and/or the Buyer Subsidiaries) of the Assumed International Liabilities and the TxCom Obligations (such consideration, as adjusted as provided herein, is collectively referred to herein as the "Purchase Price"). The Cash Portion of the Purchase Price shall be subject to adjustment as provided in Section 1.6 below, and an increase or a decrease in the Cash Portion of the Purchase Price will result in a corresponding increase or decrease in the Purchase Price. The Note shall be dated the date of Closing and shall be on the terms set forth on Exhibit D hereto.

     (b) At least five days prior to the Closing Date, Seller will deliver to Buyer in writing its good faith estimate of the Cash Portion of the Purchase Price based on the then most currently available financial information concerning the Business' working capital, together with documentation setting forth the basis for such estimate (such estimate of the Cash Portion of the Purchase Price being the "Estimated Cash Portion of the Purchase Price" and 50% of the amount by which the Estimated Cash Portion of the Purchase Price exceeds US $120,000,000 being the "Estimated Cash Portion Adjustment").

     1.5 Payment of Cash Portion; Delivery of Buyer Stock and Note; Assumption of Liabilities. At the Closing, the Purchase Price (prior to being finally adjusted pursuant to Section 1.6) shall be payable as follows:

     (a) Buyer shall and/or shall cause the Buyer Subsidiaries to (i) pay an amount (the "Closing Cash Payment") in United States Dollars equal to
$120,000,000 plus the Estimated Cash Portion Adjustment in cash or by wire transfer of immediately available funds to a bank account or accounts designated by Seller on behalf of itself, the Seller Subsidiaries, SP Holding and Spectra-Physics AB ("Spectra-Physics AB"), (ii), subject to the provisions of
Section 1.5(d) hereto, deliver the Buyer Stock to Seller, free and clear of all liens, claims, equities, options, calls, voting trusts, agreements, commitments and encumbrances whatsoever other than restrictions arising under federal and state securities laws and (iii) execute and deliver the Note to Seller. The Purchase Price shall be allocated as provided in Section 1.7.

     (b) The Buyer Subsidiaries will pursuant to the Foreign Sales Agreements assume and agree to pay, perform, satisfy or otherwise discharge when due the Assumed International Liabilities.

     (c) Buyer will (or will cause the appropriate Buyer Subsidiary to), pursuant to the TxCom Assignment and Assumption Agreement, assume the TxCom Contracts (including the TxCom Obligations) and agree to pay, perform, satisfy or otherwise discharge when due the TxCom Obligations.

     (d) Buyer shall deposit with Chase Manhattan Bank, N.A. (the "Escrow Agent") the number of shares of the Buyer Stock which equals US $3,000,000 divided by the closing price of the Common Stock on the NASDAQ National Market System on the next to the last trading day prior to the Closing Date as reported in the Wall Street Journal (the "Escrowed Shares"). The Escrowed Shares will be held in escrow as security for the indemnification obligation set forth in
Article VIII in accordance with the terms of an escrow agreement (the "Escrow Agreement"), substantially in the form of Exhibit E hereto.

      1.6   Purchase Price Adjustment.

     (a) Within 60 days after the Closing, Scanning (acting through Roger Tedford, its Vice President-Finance, or his successor as designated by John O'Brien, the President of Scanning) shall cause to be prepared and concurrently delivered to Seller and to Buyer a combined balance sheet of the Business as of the Closing Date (the "Preliminary Closing Date Balance Sheet"). The Preliminary Closing Date Balance Sheet shall be prepared using the same accounting principles, practices and procedures as were used in the preparation of the Audited Balance Sheet (as defined in Section 2.1(g)), applied on a consistent basis (such accounting principles, practices and procedures so applied being the "Accounting Principles").

     (b) During the preparation of the Preliminary Closing Date Balance Sheet by Scanning and the period of any dispute referred to below, Buyer shall provide Seller and Seller's independent accountants full access to the books, records, facilities and employees of the Business; provided, however, that any such access shall be allowed only in such manner as not to interfere unreasonably with the operation of the Business. Neither Seller nor Buyer will engage in any substantive discussions with Scanning or its employees regarding preparation of the Preliminary Closing Balance Sheet unless the other party is also represented in such discussions.

     (c) Either Buyer or Seller may dispute the amounts set forth on the Preliminary Closing Date Balance Sheet, but only on the basis that such amounts were not determined in accordance with the Accounting Principles or with regard to computational errors; provided, however, that no dispute shall be considered properly raised unless Buyer or Seller, as the case may be, shall have notified Scanning and the other party in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days of such party's receipt of the Preliminary Closing Date Balance Sheet. Any items not properly disputed by either party within such 30-day period shall be final, binding and conclusive on the parties hereto. If neither Buyer nor Seller fails properly to notify Scanning and the other party of any such dispute within such 30-day period the Preliminary Closing Date Balance Sheet shall be deemed to be the "Closing Date Balance Sheet."

     (d) In the event of a dispute with respect to the Preliminary Closing Date Balance Sheet, Buyer and Seller shall attempt to resolve their differences and any such resolution shall be final, binding and conclusive on the parties hereto. If Buyer and Seller fail to reach a resolution with respect to any disputed item within 10 business days of a party's written notice of dispute to Scanning and the other party, Buyer and Seller shall submit the items remaining in dispute for resolution to the Portland, Oregon office of KPMG Peat Marwick LLP or, if such firm is unable to so act, by another internationally recognized accounting firm selected by the Portland, Oregon office of KPMG Peat Marwick LLP (the "Neutral Auditors"). The Neutral Auditors shall be instructed to determine and report to the parties hereto upon such remaining disputed items within 30 days after submission, and such report and determination shall be final, binding and conclusive on the parties hereto. The Neutral Auditors' determination shall be based solely on whether the item in dispute has been accounted for on the Preliminary Closing Date Balance Sheet in accordance with the Accounting Principles. The fees and disbursements of the Neutral Auditors shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Neutral Auditors that is unsuccessfully disputed by each (as finally determined by the Neutral Auditors) bears to the total amount of such remaining disputed items so submitted. The Preliminary Closing Date Balance Sheet, as modified by resolution by Seller and Buyer or by the Neutral Auditors, shall be the "Closing Date Balance Sheet." If disagreements arise with respect to individual items of inclusion and/or exclusion on the Preliminary Closing Balance Sheet, the parties agree that the governing principle will be that the Purchase Price adjustment contemplated by this section is intended to analyze the economic effects of a change in Shareholders' equity from December 31, 1995 to the Closing Date and that such change can only be appropriately measured when the Closing Balance Sheet and Audited Balance Sheet are prepared on a consistent basis.

     (e) Upon determination of the Closing Date Balance Sheet, the Cash Portion of the Purchase Price shall be increased or decreased, as the case may be, by the amount equal to the amount by which the Shareholder's equity on the Closing Date Balance Sheet, as adjusted to exclude accounts receivable represented by discounted notes, deferred tax assets, deferred tax liabilities and indebtedness relating to the Industrial Revenues Bonds (such adjustments being the "Pro Forma Adjustments") is greater or less than the Shareholder's equity on the Audited Balance Sheet, as adjusted for the Pro-Forma Adjustments and the removal of cash and cash equivalents and the note receivable, provided that such amount is greater than US $500,000. In the event such amount is not greater than US $500,000, no adjustment shall be made to the Cash Portion of the Purchase Price pursuant to this Section 1.6. For the avoidance of doubt, the parties agree that the Closing Date Balance Sheet shall not include any Excluded International Liabilities, Excluded International Assets or any federal, state, foreign or local income Taxes against which Seller has agreed to indemnify Buyer pursuant to Section 8.1 hereof. If the Cash Portion of the Purchase Price, as adjusted in accordance with this Section (the "Adjusted Cash Portion"), is in excess of the Closing Cash Payment, Buyer shall pay Seller such excess, or if the Closing Cash Payment is in excess of the Adjusted Cash Portion, Seller shall pay Buyer such excess. In either case, such amount shall be payable to Buyer or Seller, as the case may be, in cash within five business days after the final determination of such amount, and shall bear interest at a rate equal to the rate of interest from time to time announced publicly by CoreStates Bank, N.A. as its prime or base rate (calculated on the basis of a 365-day year for the actual number of days elapsed from the Closing Date until the date of payment). The Buyer Group and the Seller Group shall treat any such interest as interest in their respective Tax Returns. Such payment shall be made by certified or official bank check payable to the order of the Seller or the Buyer, as the case may be, or by wire transfer to a bank account or accounts designated by the Seller or Buyer, as the case may be. If (a) there is a dispute with respect to the Preliminary Closing Date Balance Sheet and (b) even if all disputed items were resolved in favor of a party, that party would still be required to make a payment (the "Undisputed Amount") to the other party under this Section 1.6(e), then pending resolution of the disputed items, such party will pay the Undisputed Amount to the other party.

     1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the non-compete covenant described in Section 6.1(f), the Shares, the TxCom Shares and the TxCom Rights, the US Assets and the International Assets (by country) as set forth in Exhibit F. For purposes of all Taxes (as defined below), Buyer and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the final allocation under this Section 1.7, and agree that neither of them will take any position inconsistent therewith for any Tax (as defined below) purposes, unless required to do so pursuant to a "determination" within the meaning of section 1313 of the Code (as defined below) or an analogous provision under state or local law.

     1.8 Closing. The closing under this Agreement (the "Closing") will take place at 10:00 a.m., local time, on the later of (i) July 1, 1996 or (ii) three business days after all conditions contained in this Agreement have been satisfied or waived, at the offices of Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP, 2400 Chase Square, Rochester, New York 14604, or at such other time, location or date as the parties shall mutually agree. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date." All transactions at the Closing shall be deemed to take place simultaneously at the close of business on the Closing Date, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents are delivered.

      1.9   Deliveries and Proceedings at Closing.  At the Closing:

     (a)  Deliveries by Seller.  Seller will deliver or cause to be delivered to
Buyer:

     (i)  a  certificate  or  certificates   representing   the  Shares,   which
certificate shall be properly endorsed for transfer by duly executed stock powers, executed in blank or in favor of Buyer and otherwise in a form acceptable for transfer on the books of Scanning;

     (ii) a certificate or certificates representing the TxCom Shares, which certificate shall be properly endorsed for transfer by a duly executed share transfer order, executed in blank or in favor of Buyer (or a Buyer Subsidiary) and otherwise in a form acceptable for transfer on the books of TxCom;

     (iii) a patent assignment of the US Assets in form and substance reasonably satisfactory to the parties hereto and their respective counsel duly executed by Seller;

     (iv) Foreign Sales Agreements, duly executed by the appropriate Seller Subsidiaries;

     (v) the TxCom Agreement, duly executed by SP Holding;

     (vi) the Registration Rights Agreement as provided for in Section 7.8 hereto, duly executed by Seller; and

     (vii) the Escrow Agreement, duly executed by Seller.

     (b)  Deliveries  by Buyer.  Buyer will  deliver or cause to be delivered to
Seller:

     (i) the Closing Cash Payment;

     (ii) a certificate or certificates representing the Buyer Stock, duly registered in the name of Seller or its designee;

     (iii) Foreign Sales Agreements, duly executed by the appropriate Buyer Subsidiaries;

     (iv) the TxCom Agreement, duly executed by Buyer (or a Buyer Subsidiary);

     (v) the Registration Rights Agreement as provided for in Section 7.8 hereto, duly executed by Buyer;

     (vi) the Escrow Agreement, duly executed by Buyer; and

     (vii) the Note.

     (c) Other Deliveries. The closing certificates, opinions of counsel and other documents required to be delivered pursuant to this Agreement will be exchanged.


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     2.1 Representations and Warranties Pertaining to the Business. Seller and SP Holding represent and warrant to the Buyer Group that:

     (a) Organization and Qualification. Each of Seller, Scanning, TxCom, the Scanning Subsidiaries and the Seller Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each has all requisite corporate power and corporate authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Complete and correct copies of the Certificate of Incorporation and Bylaws of Scanning, TxCom, and the Scanning Subsidiaries, as amended to date, have been made available to Buyer. Scanning is duly qualified or registered as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of its activities is such that such qualification is required by applicable law, except where the failure to so qualify and be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All jurisdictions where Scanning is qualified as a foreign corporation are listed on Schedule 2.1(a) hereto.

     (b) Capitalization. The authorized capital stock of Scanning consists of 100 shares of common stock, $.01 par value per share, and there is no other capital stock of Scanning authorized for issuance. There are 100 shares of Scanning common stock issued and outstanding, all of which are owned by Seller, and the Shares constitute the total issued and outstanding share capital of Scanning. The authorized capital stock of TxCom consists of 10,043 shares of common stock, with a par value of 100 French Francs per share, and there is no other capital stock of TxCom authorized for issuance. There are 10,043 shares of TxCom common stock issued and outstanding, 7235 of which are owned by SP Holding. All of the Shares and the TxCom Shares have been duly authorized and validly issued, are fully paid, non-assessable, and have not been issued and are not owned or held in violation of any preemptive right of shareholders. Seller and SP Holding, respectively, owns the Shares and the TxCom Shares and will transfer the Shares and the TxCom Shares to Buyer pursuant to this

Agreement free and clear of all liens, claims, equities, options, calls, voting trusts, agreements, commitments and encumbrances whatsoever. No shares of capital stock of Scanning or TxCom are reserved for issuance, and there are no options, warrants, convertible instruments or other rights, agreements or commitments, contingent or otherwise, obligating Scanning or TxCom to issue or sell shares of capital stock. Scanning owns 870,923 shares of Series B Convertible Preferred Stock of Catalina Electronic Clearing Systems, Inc., a Delaware corporation ("CECS"). Complete and correct copies of the Certificate of Incorporation and Bylaws of CECS, as amended to date, have been made available to Buyer.

     (c)  Subsidiaries.  Scanning  has no  Subsidiaries  other than  SpectraScan
(AUST) Pty Ltd., an Australian corporation, and SpectraScan Europe Ltd., a United Kingdom corporation. Each of SpectraScan (AUST) Pty Ltd. and SpectraScan Europe Ltd. is an inactive corporation incorporated in February 1996 which has never held any assets, conducted any operations or incurred any liabilities which have not been fully discharged (other than liabilities related to incorporation or the registration of branch offices).

     (d) Authority. Seller and SP Holding have the corporate power and corporate authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary corporate, and, if necessary, shareholder, action on the part of Seller and SP Holding. This Agreement has been duly and validly executed and delivered by Seller and SP Holding and, assuming due execution and delivery by Buyer and SP Holding, constitutes, the valid and binding obligations of Seller and SP Holding, enforceable against Seller and SP Holding in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each Seller Subsidiary and SP Holding has the corporate power and corporate authority to execute, deliver and perform the Foreign Sales Agreement and the TxCom Agreement, respectively, to which it will be a party and to consummate the transactions contemplated thereby. Each Foreign Sales Agreement and the TxCom Agreement have been duly and validly authorized by all necessary corporate and, if necessary, shareholder action on the part of the appropriate Seller Subsidiary and SP Holding, respectively. Each Foreign Sales Agreement and the TxCom Agreement, when duly and validly executed by the appropriate

Seller Subsidiary and SP Holding, respectively, assuming due execution and delivery by Buyer (or the counterpart Buyer Subsidiary), will constitute the valid and binding obligations of each such Seller Subsidiary and SP Holding, respectively, enforceable against the appropriate Seller Subsidiary and SP Holding, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (e) Non-Contravention. Except as set forth on Schedule 2.1(e) hereto and subject to the Seller Group's obtaining any consent, approval, authorization, waiver or exemption (collectively, a "Consent") required pursuant to or in connection with this Agreement, the execution, delivery and performance by Seller and SP Holding of this Agreement and the consummation by the Seller Group of the transactions contemplated hereby will not (i) violate any provision of law, rule or regulation to which Scanning, TxCom or, with regard to the Business, any of the Seller Subsidiaries is subject, which violation would, individually or in the aggregate, have a Material Adverse Effect, (ii) conflict or violate any order, judgment, injunction, award or decree applicable to Scanning, TxCom or, with regard to the Business, any of the Seller Subsidiaries,
(iii) violate or conflict with the Certificate of Incorporation, Bylaws or other similar governing documents of any member of the Seller Group, (iv constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Scanning, TxCom or, with regard to the Business, any of the Seller Subsidiaries under any provision of any agreement, contract or other instrument binding upon Scanning, TxCom or, with regard to the Business, any of the Seller Subsidiaries or any license, franchise, permit or other similar authorization held by Scanning, TxCom or, with regard to the Business, any of the Seller Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect, or (v) result in the creation or imposition of any lien, encumbrance, charge or claim upon any of the assets of Scanning, TxCom or any of the Purchased Assets.

     (f) Governmental Consents and Approvals. Except as set forth on Schedule 2.1(f) hereto, the execution, delivery and performance by Seller and SP Holding of this Agreement and the consummation by the Seller Group of the transaction contemplated hereby does not require any consent from or filing with any governmental body, agency or official except for (i) the filing of a report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration of the applicable waiting period; (ii) any consent or filing, including filings under the Anti-Monopoly Law (the "Anti-Monopoly Law") to the Fair Trade Commission of Japan, that the Buyer Group is required to obtain or make; and (iii) consents and filings which, if not obtained or made, will not individually or in the aggregate have a Material Adverse Effect or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

     (g) Combined Financial Statements.  Attached as Schedule 2.1(g) hereto are:
(i) combined balance sheets of the Business as of December 31, 1995 and 1994 and
(ii) a combined statement of operations and cash flows of the Business for each of the three years in the period ended December 31, 1995 (such statements, including the notes thereto, are collectively referred to herein as the
"Combined  Financial  Statements"  and such  December  31, 1995  balance  sheet, including the notes there-to, is referred to herein as the "Audited Balance Sheet"). The Combined Financial Statements have been audited by Coopers & Lybrand L.L.P., independent public accountants. The Combined Financial
Statements present fairly in all material respects the combined financial position of the Business at December 31, 1995 and 1994, and results of its operations and its cash flows for each of the three years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles in the United States, consistently applied.

     (h) Taxes. Each of Scanning and its Subsidiaries and TxCom has (i) timely filed, or had timely filed on its behalf, all material returns, reports and other information statements ("Return" or "Returns") required to be filed in respect of Taxes (as defined below) and (ii) paid, or has had paid on its behalf, all Taxes shown to have become due pursuant to such Returns or for which an assessment has been received, except for any assessment being contested in good faith which contested assessments, if any, are set forth on Schedule 2.1(h) hereto. Except as set forth on Schedule 2.1(h) hereto, (i) Scanning and its Subsidiaries and TxCom are not parties to any tax sharing agreements, (ii) no Tax Return is under audit as of the date hereof by any Governmental Authority (as hereinafter defined) and (iii) Scanning and its Subsidiaries and TxCom have not executed any waivers or consents extending the statute of limitations with respect to any possible or actual audit or assessment by any Governmental Authority with regard to any income Tax Return or any other material Tax Return, which waiver or consent remains outstanding as of the date hereof. There are no security interests in favor of any Governmental Authority on any of the assets of any of Scanning and its Subsidiaries, Seller Subsidiaries (with respect to the Business), and TxCom that arose in connection with any failure (or alleged failure) to pay any Tax. Except as disclosed on Schedule 2.1(h), as of the date hereof, there is no pending or unresolved dispute or claim concerning any tax liability of any of Scanning and its Subsidiaries and TxCom either claimed or raised by any Governmental Authority in writing. None of Scanning and its Subsidiaries and TxCom has made any payments, is obligated to make any payments, or is a party to any agreement that, under certain circumstances, could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). None of Scanning and its Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return, other than a group, the common parent of which is Spectra-Physics Holdings USA, Inc. For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, assessments or other governmental charges of any kind whatsoever imposed by the United States or any state, local or foreign government or political subdivision or taxing authority thereof or therein (a "Governmental Authority"), including, without limitation, any income, profits, capital gains, franchise, sales, use, value added, gross receipts, transfer, excise, property, property transfer, occupation, lease, capital stock, premium, estimated customs, payroll, withholding or social security taxes, including all interest, penalties and additions to tax imposed with respect to such amounts. For purposes of this Agreement, "Payroll Taxes" shall mean all Taxes required to be paid by an employer with respect to an employee or required to be withheld by an employer.

     (i) Properties. Scanning, SP Holding and, with respect to the Business, the Seller Subsidiaries, have good and valid title to all their properties and assets, real and personal, tangible and intangible (including those reflected on the Audited Balance Sheet or acquired by Scanning or the Seller Subsidiaries since the date of the Audited Balance Sheet, except property sold or otherwise disposed of in the ordinary course of business since the date of the Audited Balance Sheet), free and clear of all mortgages, liens, attachments, pledges, encumbrances or security interests of any nature whatsoever, except (a) those disclosed in the Audited Balance Sheet, (b) any liens for current Taxes not yet due and payable or which may thereafter be paid without penalty, (c) encumbrances described in Schedule 2.1(i) hereto, (d) zoning, building and other similar governmental restrictions and liens imposed by operation of law (including without limitation mechanics', carriers', workmen's, repairmen's, landlord's or other similar liens arising from or incurred in the ordinary course of business and for which the underlying payments are not yet delinquent), and (e) easements, covenants, rights-of-way or other similar restrictions and imperfections of title, none of which items referred to in clauses (d) and (e) materially impair the use, value or marketability of title of the property to which they relate in the Business as presently conducted taken as a whole. The properties and assets of Seller, SP Holding and the Seller Subsidiaries to be acquired by the Buyer Group at the Closing constitute all properties and assets, except for the Excluded International Assets, required to operate the Business in the same manner as it was operated prior to the Closing. Set forth on Schedule 2.1(i) hereto is a list of all real estate owned or leased by Scanning, TxCom or, exclusively with respect to the Business, the Seller Subsidiaries.

     (j) Environmental Matters. Except as set forth on Schedule 2.1(j) hereto or identified in connection with the Phase I environmental assessment performed by Buyer (the "Phase I Investigation"), Scanning, TxCom, and, with respect to the Business, the Seller Subsidiaries have obtained all environmental permits, certificates, licenses, approvals, registrations and authorizations ("Environmental Permits") which are required in connection with the Business except for Environmental Permits which if not obtained would not, individually or in the aggregate, have a Material Adverse Effect. Set forth on Schedule 2.1(j) hereto is a schedule of all such Environmental Permits. Except as set forth on Schedule 2.1(j) hereto and except as identified in connection with the Phase I Investigation, (i) Scanning, TxCom and, with respect to the Business, the Seller Subsidiaries have complied with such Environmental Permits except for such possible violations which would not, individually or in the aggregate have a Material Adverse Effect, (ii) Scanning, TxCom and, with respect to the Business, the Seller Subsidiaries, have complied with the applicable environmental statutes, rules, regulations, ordinances and orders of any governmental entity with jurisdiction over such matters, as well as valid and enforceable judicial and administrative rulings and regulations relating thereto, including but not limited to those relating to Hazardous Substances (as hereinafter defined) ("Environmental Laws") except for such possible violations which would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) Scanning, TxCom and, with respect to the Business, the Seller Subsidiaries have not received any written request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any hazardous substance as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") or hazardous waste as defined in the Resource Conservation and Recovery Act (collectively "Hazardous Substances"), except for such matters which have since been resolved.

     (k) Patents; Trademarks etc. Set forth on Schedule 2.1(k) is a true and correct list as of the date hereof of (i) all patents, patent applications and registered trademarks, tradenames, service marks, copyrights and all applications pending on said date for trademark, trade name, service mark or copyright registrations by (A) Seller or the Seller Subsidiaries and used primarily in the conduct of the Business or (B) Scanning or TxCom and (ii) all material licenses granted by or to (A) Seller or the Seller Subsidiaries and used primarily in the conduct of the Business or (B) Scanning or TxCom which relate, in whole or in part, to any items in the categories mentioned in (i) above (all items in (i) and (ii) hereinafter collectively referred to as "Intellectual Property"). As of the date hereof, all relevant maintenance fees with respect to the patents included in the Intellectual Property payable by Scanning, TxCom or, with respect to the Business, Seller or the Seller Subsidiaries have been paid and, to Seller's knowledge, none of the Intellectual Property is subject to any interference, opposition or cancellation proceedings. Except as set forth on Schedule 2.1(k) hereto, to Seller's knowledge, neither Scanning, TxCom, nor the Seller Subsidiaries has, since January 1, 1990, received a written claim or, since April 1, 1995, received an oral claim, from any person (that has not been subsequently resolved) which asserts, with specificity, that the operations of the Business infringe such person's intellectual property rights, which claim relates to products of the Business that exist or are in development and have expected annual sales of over US $5,000,000.

     (l) Domestic Employee Benefit Plans.

     (i) Set forth on the Schedule 2.1(l) hereto is a true and complete list of each material "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), deferred compensation, incentive compensation, excess benefit, supplemental retirement, stock purchase, stock option, severance, and other material employee benefit plan, program or arrangement maintained, contributed to or required to be contributed to by Scanning or any other employer that is, or was at any time, together with Scanning, treated as a "single employer" under Section 414 of the Code, (a "Scanning's ERISA Affiliate"), for the benefit of any employees of Scanning (collectively, the "Scanning's Benefit Plans"). A true and complete
copy  of  each  of  Scanning's   Benefit  Plans  (including  any  related  trust
agreements), have been made available to Buyer. With respect to each of Scanning's Benefit Plans (to the extent applicable) the Seller has made available to Buyer (i) the most recent summary plan description, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") and (iii) the most recent determination letter issued by the IRS.

     (ii) Each of Scanning's Benefit Plans has at all times been maintained, operated and administered in compliance with its terms and with all applicable laws, except where noncompliance would not have a Material Adverse Effect on the Business. No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any of Scanning's Benefit Plans. At no time for which any relevant statute of limitations remain open have Scanning or any of Scanning's ERISA Affiliates incurred any liability under Title I or Title IV of ERISA (other than for payment of premiums to the Pension Benefit Guaranty Corporation ("PBGC")) with respect to Scanning's Benefit Plans. Neither Scanning nor any of Scanning's ERISA Affiliates has ever participated in nor had an obligation to contribute to any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

     (iii) Each of Scanning's Benefit Plans which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) is qualified under
Section 401(a) of the Code ("Scanning's Qualified Plans") and each trust maintained in connection with such a plan is exempt from federal income taxes under Section 501 of the Code. There is no "accumulated funding deficiency" (within the meaning of Section 302(a) of ERISA or Section 412(a) of the Code) with respect to any of Scanning's Qualified Plans whether or not waived. There is no reasonable basis, including without limitation, any "reportable event" (as defined in Section 4043 of ERISA) that would constitute grounds for the termination of any of Scanning's Qualified Plans by the PBGC or the appointment of a trustee or administrator under Title IV of ERISA.

     (iv)  There  are  no  pending  investigations  by any  governmental  agency involving Scanning's Benefit Plans, no termination proceedings involving Scanning's Benefit Plans, and to Seller's knowledge, no threatened or pending claims (except for claims for benefits payable in the normal operation of Scanning's Benefit Plans) or suits against any of Scanning's Benefit Plans.

     (v) Except as set forth on the Schedule 2.1(l) hereto, neither Seller nor any of its ERISA Affiliates contributes to, or ever has been required to contribute to any employee benefit plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Code
Section 4980(B)).

     (m) Foreign Employee Benefit Plans. Each material pension, retirement, savings, profit sharing, deferred compensation, incentive compensation, excess benefit, supplemental retirement, stock purchase, stock option, severance, and other material employee benefit plan, program or arrangement maintained, contributed to or required to be contributed to by TxCom or the Seller Subsidiaries for or on behalf of any Foreign Business Employee (each, a "Foreign Plan") has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable laws.

     (n) Contracts. Set forth on Schedule 2.1(n) hereto is a list of the following contracts, agreements, arrangements, leases, permits, licenses and commitments (except for purchase contracts and orders for inventory or supplies made in the ordinary course of business) in existence on the date hereof to which Scanning, TxCom and, with respect to the Business, any of the Seller Subsidiaries is a party, or by which any of them is bound:

     (i) any contract not made in the ordinary course of business which by its terms has an aggregate future liability in excess of US $300,000 or which is not terminable on 180 days notice or less without penalty or premium;

     (ii) all real property lease agreements;

     (iii) joint venture agreements;

     (iv) all employment or consulting agreements with employees of, or consultants to, the Business, which may not be terminated without penalty within thirty days after the Closing (other than oral employment agreements with employees terminable at will without penalty, subject to the Business's normal severance policies and applicable law);

     (v) union or other collective bargaining agreements;

     (vi) each agreement of Scanning and TxCom, and each agreement of the Seller Subsidiaries that will be assumed by the Buyer Group pursuant to this Agreement, containing any covenant restricting the freedom of Scanning, TxCom or the Seller Subsidiaries, as the case may be, to compete in the current or a related business of the Business; and

     (vii) each agreement relating to the incurrence or guaranty of indebtedness for borrowed money.

     A correct and complete copy of each such contract listed on such Schedule has been delivered to Buyer.

     All contracts to which Scanning, TxCom and, with respect to the Business, any of the Seller Subsidiaries is a party, or by which any of them is bound, are legal, valid, binding and enforceable and in full force and effect and there is not under any such contract any existing breach, default, event of default or event which, with the giving of notice or the passage of time, or both, would constitute a breach, default or event of default thereunder by Scanning, TxCom or, with respect to the Business, any of the Seller Subsidiaries, or to Seller's knowledge, the other party or parties thereto, except for any such failure to be in full force or any such breach, default or event of default which would not, individually or in the aggregate, have a Material Adverse Effect.

     (o) No Changes. Except as set forth on Schedule 2.1(o) hereto and except as contemplated by this Agreement, since the date of the Audited Balance Sheet, Scanning, TxCom and the Seller Subsidiaries have conducted the Business in the ordinary course. Except as set forth on Schedule 2.1(o) hereto and except as contemplated by this Agreement, since the date of the Audited Balance Sheet there has not been:

     (i) any change in the Business which has had a Material Adverse Effect;

     (ii) any declaration, setting aside or payment of any dividend, or other distribution, in respect of Scanning's or TxCom's capital stock or any direct or indirect redemption, purchase or other acquisition of such stock;

     (iii) any split, combination or reclassification of outstanding capital stock of Scanning or TxCom, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Scanning's or TxCom's capital stock;

     (iv) any issuance by Scanning or TxCom, or commitment of them to issue, any shares of their capital stock or securities convertible into or exchangeable for shares of their capital stock;

     (v) any issuance or sale by Scanning or TxCom of any bonds or other corporate debt securities, or any partial or complete formation, acquisition, disposition or liquidation of Scanning or TxCom;

     (vi) any sale, assignment, lease, transfer or other disposition of any asset or shares of capital stock of Scanning or TxCom, or any asset of the Seller Subsidiaries used primarily in the Business, except in the ordinary course of business;

     (vii) any amendment, termination or waiver of any material right belonging to Scanning or TxCom, or, with respect to the Business, the Seller Subsidiaries, except in the ordinary course of business;

     (viii) any increase in the compensation or benefits payable or to become payable by either of Scanning or TxCom, to any of its officers or employees or by the Seller Subsidiaries to the Foreign Business Employees except for increases in the ordinary course of business; or

     (ix) any agreement by Scanning or TxCom or any Seller Subsidiary (other than the transactions contemplated by this Agreement) to do any of the foregoing.

     (p) Litigation or Proceedings. Except as set forth in Schedule 2.1(p) hereto and except for worker's compensation or Bureau of Labor and Industry claims or cases arising in the ordinary course of business, to Seller's knowledge, there are (i) no actions, suits, investigations, or proceedings pending against Scanning or TxCom, or, with respect to the Business, the Seller Subsidiaries, at law or in equity, by or before any court or governmental department, agency or instrumentality and (ii) no actions, suits, investigations, or proceedings threatened against Scanning or TxCom, or, with respect to the Business, the Seller Subsidiaries, at law or in equity, by or before any court or governmental department, agency or instrumentality, as to which such threatened actions, suits, investigations or proceedings there is a reasonable likelihood of an adverse determination and which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect. There are no orders, rulings, decrees, writs, injunctions, judgments or stipulations to which Scanning or TxCom, or, with respect to the Business, any Seller Subsidiary, is a party by or with any court, arbitrator or administrative agency, other than orders or stipulations entered into in the ordinary course of business in connection with litigation proceedings and settlement thereof which do not require payment by Scanning, TxCom or any Seller Subsidiary, individually or in the aggregate after payment, of any amount greater than US $300,000.

     (q) Compliance with Laws. Except with respect to Environmental Permits which are the subject of Section 2.1(j) hereto, each of Scanning and TxCom, and with respect to the Business, the Seller Subsidiaries, possesses all governmental licenses, permits and authorizations necessary for the lawful conduct of its respective businesses, except for any failure to possess any such license, permit and authorization which would not, individually or in the aggregate, have a Material Adverse Effect. Except with respect to Environmental Laws which are the subject of Section 2.1(j), Scanning and TxCom, and, with respect to the Business, the Seller Subsidiaries are in compliance with all applicable laws, ordinances and regulations of federal, state, local and foreign authorities, except where noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. To Seller's knowledge, except as set forth on Schedule 2.1(j), neither Scanning, TxCom, nor, with respect to the Business, the Seller Subsidiaries has received written notice or has actual knowledge of any action, suit, proceeding, investigation, charge, complaint, claim or demand that has been filed or commenced against Scanning, TxCom or, with respect to the Business, the Seller Subsidiaries with respect to (i) any alleged violation of any law, ordinance or regulation of any federal, state, local or foreign authority or (ii) any alleged failure to have a license, permit or authorization required in connection with the Business, except for any alleged violation or alleged failure which would not, individually or in the aggregate, have a Material Adverse Effect.

     (r) Labor Matters. There has been no employee strike or other organized employee work stoppage by the employees of the Business during the past three
(3) years and, to Seller's knowledge, no such strike or stoppage is currently threatened.

     (s) Insurance Coverage. Set forth on Schedule 2.1(s) hereto is a list of all policies of insurance currently held by, or maintained on behalf of Scanning in effect for policy periods beginning on or after January 1, 1995, indicating for each policy the carrier, the insured, the type of insurance, the amounts of coverage and the expiration date. Except as set forth on Schedule 2.1(s), all such policies are in full force and effect and Scanning, TxCom or, with respect to the Business, any Seller Subsidiary has not received any written notice of cancellation, material amendment or material dispute as to coverage with respect to any such policies, which dispute relates to the Business.

     (t) Certain Transactions with Affiliates. Except for arrangements contemplated by or disclosed in this Agreement or as set forth on Schedule 2.1(t) hereto, there are no transactions of a continuing nature between Scanning, TxCom or, with respect to the Business, the Selling Subsidiaries, on the one hand, and any of their respective affiliates, on the other hand, which are not subject to cancellation without liability or penalty and which will continue beyond the Closing Date.

     (u) Securities Act. The Buyer Stock and the Note being acquired by Seller pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act").

     (v) Banks. The name of each bank in which Scanning has an account or safe deposit box, the name and number of such account or box and the names of all persons authorized to draw thereon or who have access thereto, with the amounts they are authorized to draw are disclosed on Schedule 2.1(v).

     (w) Powers of Attorney. The names of all persons, if any, holding powers of attorney from Scanning, other than powers of attorney granted in the ordinary course of business by Scanning to its attorneys, accountants or other agents, are disclosed on Schedule 2.1(w).

     (x) Significant Customers. To Seller's knowledge, as of the date hereof, no Person who was one of the Business's top ten customers in 1995 (as measured by 1995 sales figures) (a "Customer") has informed Scanning orally or in writing that such Customer will cease to do business with or materially reduce the amount of business it is currently doing with the Business as a direct result, in either case, of the acquisition of the Business by Buyer pursuant hereto; provided, however, that nothing herein shall constitute a representation that any Customer will continue its relationship with the Business.

     (y) Severance Benefits. Except as set forth in Schedule 2.1(v) hereto, none of Scanning, TxCom or, with respect to the Business, the Seller Subsidiaries, shall be obligated to make any severance or other payment or provide any employee benefits to any director, officer or employee as a result of the consummation of the transactions contemplated hereby, except, with respect to Foreign Business Employees, as required by law.

     (z) Net Worth. As of December 31, 1995, the shareholder's equity of Seller was in excess of US $200,000,000.

     2.2 Excluded International Assets, Etc. Notwithstanding anything contained herein to the contrary, the Seller Group makes no representation, warranty or covenant of any kind with respect to any Excluded International Asset, the assets referred to in Section 1.3 of this Agreement or any matter constituting an Excluded International Liability or against which Buyer is indemnified by Seller pursuant to Section 8.1 hereto.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     3.1 Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Seller Group that:

     (a) Organization and Qualification. Buyer and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each has all requisite corporate power and corporate authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Complete and correct copies of the Certificate of Incorporation and Bylaws of Buyer, as amended to date, have been made available to Seller. Buyer is duly qualified or registered as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of its activities is such that such qualification is required by applicable law, except where the failure to so qualify and be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

     (b) Capitalization. The authorized capital stock of Buyer consists of 40,000,000 shares of common stock, $.01 par value per share, of which 9,969,185 shares of common stock are issued and outstanding, 38,500 shares of common stock are held in treasury and 4,016,149 shares of common stock are reserved for issuance, and 10,000,000 shares of preferred stock, $.01 par value per share, of which none are issued and outstanding. All such outstanding shares of common stock have been duly authorized and validly issued and are fully paid and non-assessable. Options to purchase 2,440,203 shares of common stock are issued and outstanding. No other shares of capital stock of Buyer are reserved for issuance, and there are no other options, warrants, convertible instruments or other rights, agreements or commitments, contingent or otherwise, obligating Buyer to issue or sell shares of capital stock, except that at the Closing Buyer expects to issue a warrant to purchase 975,000 shares of Common Stock of Buyer in connection with the subordinated debt financing referred to in the Subordinated Debt Commitment Letters referred to in Section 3.1(q).

     (c) Subsidiaries. Except as disclosed on the Form 10-K for the fiscal year ended December 31, 1995 (including any exhibits thereto) filed by Buyer with the Securities and Exchange Commission (the "Buyer's 10-K"), Buyer has no Subsidiaries other than (a) any Subsidiaries which Buyer creates to effect the transactions contemplated hereby and (b) PSC Asia Pacific Pty Ltd., an Australian corporation incorporated on April 4, 1996.

     (d) Authority. Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate, and, if necessary, shareholder action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due execution and delivery by Seller constitutes, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Buyer and each Buyer Subsidiary has the corporate power and corporate authority to execute, deliver and perform the Foreign Sales Agreement and/or the TxCom Agreement to which it will be a party and to consummate the transactions contemplated thereby. Each Foreign Sales Agreement and the TxCom Agreement has been duly and validly authorized by all necessary corporate and, if necessary, shareholder action on the part of Buyer and the respective Buyer Subsidiary. Each Foreign Sales Agreement and/or the TxCom Agreement when duly and validly executed by Buyer and/or the respective

Buyer Subsidiary, and assuming due execution and delivery by the counterpart Seller Subsidiary or SP Holding, respectively, will constitute the valid and binding obligations of Buyer and/or each such Buyer Subsidiary, enforceable against Buyer and/or the respective Buyer Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (e) Non-Contravention. Except as described on Schedule 3.1(e), the execution, delivery and performance by Buyer of this Agreement, and the consummation by the Buyer Group of the transactions contemplated hereby will not
(i) violate any provision of law, rule or regulation to which the Buyer Group is subject, which violation would, individually or in the aggregate, have a Material Adverse Effect on Buyer, (ii) conflict or violate any order, judgment, injunction, award or decree applicable to any member of the Buyer Group, which violation or conflict would, individually or in the aggregate, have a Material Adverse Effect on Buyer, (iii) violate or conflict with the Certificate of Incorporation, Bylaws or other similar governing documents of any member of the Buyer Group, (iv) constitute a default under or give rise to a right of termination, cancellation or acceleration of any material right or obligation of any member of the Buyer Group under any provision of any agreement, contract or other instrument binding upon the Buyer Group or any license, franchise, permit or other similar authorization held by any member of the Buyer Group, which would, individually or in the aggregate, have a Material Adverse Effect on Buyer or (v) result in the creation or imposition of any lien, encumbrance, charge or claim upon any of the assets of Buyer.

     (f) Governmental Consents and Approvals. Except as set forth on Schedule 3.1(f) hereto, the execution, delivery and performance by the Buyer Group of this Agreement and the consummation by Buyer of the transaction contemplated hereby does not require consent from or filing with any governmental body, agency or official except for (i) the filing of a report under the HSR Act and the expiration of the applicable waiting period, (ii) any consent, or filing, if any, that the Seller Group is required to obtain or make, (iii) filing of a report under the Anti-Monopoly Law with the Fair Trade Commission of Japan and the expiration of the applicable waiting period and (iv) consents, and filings which, if not obtained or made, will not individually or in the aggregate have a Material Adverse Effect on Buyer or the ability of the parties hereto to consummate the transactions contemplated hereby.

     (g) Financial Statements. Filed together with Buyer's 10-K are (i) the consolidated balance sheets of Buyer and its Subsidiaries as of December 31, 1995 and 1994 and (ii) the related consolidated statement of operations and cash flows for each of the three years in the period ended December 31, 1995 (such statements, including the notes thereto, are collectively referred to herein as the "Buyer Financial Statements.") The Buyer Financial Statements have been audited by Arthur Andersen, LLP, independent public accountants. The Buyer Financial Statements present fairly in all material respects the consolidated financial position of Buyer and its Subsidiaries at December 31, 1995 and 1994, and their consolidated results of operations and cash flows for each of the three years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles in the United States, consistently applied.

     (h) Taxes. Buyer and each of its Subsidiaries has (i) timely filed all material Returns in respect of Taxes required to be filed and (ii) paid, or has had paid on its behalf, all Taxes shown to have become due pursuant to such Returns or for which an assessment has been received, except for any assessment being contested in good faith.

     (i) Patents; Trademarks. To Buyer's knowledge, neither Buyer nor any of its Subsidiaries has, since January 1, 1994, received a written claim or, since April 1, 1995, received an oral claim, from any person (that has not been subsequently resolved) which asserts, with specificity, that the operations of Buyer or its Subsidiaries infringe such person's intellectual property rights, which claim relates to products of Buyer or its Subsidiaries that exist or are in development and have expected annual sales of over US $5,000,000.

     (j) No Changes. Except as set forth on Schedule 3.1(j) hereto and except as contemplated by this Agreement, since December 31, 1995, Buyer and its Subsidiaries have conducted their respective businesses in the ordinary course. Except as contemplated by this Agreement, since December 31, 1995, there has not been:

     (i) any change which has had a Material Adverse Effect on Buyer;

     (ii) any declaration, setting aside or payment of any dividend, or other distribution, in respect of Buyer's or any of its Subsidiaries' capital stock (except for dividends or distributions declared, set aside or paid to Buyer or a wholly-owned Subsidiary of Buyer) or any direct or indirect redemption, purchase or other acquisition of such stock;

     (iii) any split, combination or reclassification of outstanding capital stock of Buyer or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Buyer's or any of its Subsidiaries' capital stock (except for the issuance or authorization of issuance of such securities to Buyer or a wholly-owned Subsidiary of Buyer);

     (iv) any issuance by Buyer or its Subsidiaries of, or commitment of Buyer or any Subsidiary to issue, any shares of their capital stock or securities convertible into or exchangeable for shares of their capital stock (except for any such issuance to Buyer or to a wholly-owned Subsidiary of Buyer);

     (v) any issuance or sale by Buyer or any of its Subsidiaries of any bonds or other corporate debt securities, or any partial or complete formation, acquisition, disposition or liquidation of Buyer or any Subsidiary of Buyer;

     (vi) any sale, assignment, lease, transfer or other disposition of any asset of Buyer or any Subsidiary of Buyer, except in the ordinary course of business;

     (vii) any amendment, termination or waiver of any material right belonging to Buyer or its Subsidiaries, except in the ordinary course of business; or

     (viii) any agreement by Buyer or any of its Subsidiaries (other than the transactions contemplated by this Agreement) to do any of the foregoing.

     (k) Litigation or Proceedings. Except as set forth in Schedule 3.1(k) hereto and except for worker's compensation or Bureau of Labor and Industry claims or cases arising in the ordinary course of business, to Buyer's knowledge, there are (i) no actions, suits, investigations, or proceedings pending against Buyer or its Subsidiaries, at law or in equity, by or before any court or governmental department, agency or instrumentality and (ii) no actions, suits, investigations, or proceedings threatened against Buyer or its Subsidiaries, at law or in equity, by or before any court or governmental department, agency or instrumentality, as to which such threatened actions, suits, investigations or proceedings there is a reasonable likelihood of an adverse determination and which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect on Buyer. There are no orders, rulings, decrees, writs, injunctions, judgments or stipulations to which Buyer or its Subsidiaries is a party by or with any court, arbitrator or administrative agency, other than orders or stipulations entered into in the ordinary course of business in connection with litigation proceedings and settlement thereof which do not require payment by Buyer or its Subsidiaries, individually or in the aggregate, of any amount greater than US $300,000.

     (l) Compliance with Laws. Buyer and its Subsidiaries possesses all licenses, permits and authorizations necessary for the lawful conduct of their respective businesses, except for any failure to possess any such license, permit and authorization which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. Buyer and its Subsidiaries are in compliance with all applicable laws, ordinances and regulations of federal, state, local and foreign authorities, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

     (m) Buyer's Stock. Buyer has authorized, and reserved, a sufficient number of shares of Buyer's Common Stock to provide for the issuance of Buyer Stock contemplated by this Agreement. When the Buyer Stock is issued in accordance with Section 1.5 of this Agreement, all shares of the Buyer Stock shall have been duly authorized and validly issued, shall be fully paid and non-assessable, shall not have been issued in violation of any preemptive rights, shall not be subject to any liens, claims, equities, options, calls, voting trusts, agreements, commitments or encumbrances whatsoever and shall have been authorized for inclusion on the NASDAQ National Market upon official notice of issuance.

     (n) Securities Act. The Shares and the TxCom Shares being purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof in violation of the Securities Act.

     (o) SEC Filings. Since January 1, 1994, Buyer has timely filed all required reports, statements, schedules and registration statements with the Securities and Exchange Commission required to be filed by Buyer pursuant to the Exchange
Act of 1934, as amended (the "Exchange Act"), all of which complied in all material respects with all applicable requirements of the Exchange Act. Buyer has delivered to Seller (i) Buyer's 10-K, (ii) its proxy statement dated March 25, 1996 relating to the April 30, 1996 meeting of its stockholders (the "Buyer Proxy Statement") and (iii) and any other reports, statements, schedules and registration statements filed by Buyer with the Securities and Exchange Commission since January 1, 1996 (the items described in clauses (i), (ii) and
(iii) are collectively referred to as "Buyer's Filings"). None of Buyer's Filings, including without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (p) Certain Transactions; Contracts. There are (i) no transactions to which Buyer is a party or otherwise related to Buyer that would be required to be disclosed pursuant to Item 404 of the Regulation S-K (other than as disclosed in Buyer's Proxy Statement) and (ii) no agreements or other documents entered into by Buyer or otherwise related to Buyer required to be disclosed or filed as an exhibit pursuant to Item 601 of the Regulation S-K (other than as disclosed in or filed as an exhibit to Buyer's 10- K or Buyer's Form 10-Q for the fiscal quarter ended March 31, 1996 filed by Buyer with the Securities and Exchange Commission).

     (q) Financing. Buyer has received and provided Seller with a copy of a fully-executed commitment letter dated May 17, 1996, from Fleet National Bank, and fully-executed subordinated financing letters dated May 17, 1996 from each of John Hancock Mutual Life Insurance Company, The Equitable Life Assurance Society of America and Lincoln Investment Management, Inc. (the "Subordinated Debt Commitment Letters"). All such letters have been accepted by Buyer and are legal, valid, binding, enforceable and in full force and effect.

     (r) Note. Buyer has the corporate power and corporate authority to execute, deliver and perform the Note. The execution, delivery and performance of the Note by Buyer has been duly authorized by all necessary corporate and, if necessary, shareholder action on the part of Buyer. When executed and delivered by Buyer in accordance with this Agreement, the Note will constitute the valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     3.2 Certain Limitations on Representations and Warranties. Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this
Agreement (including the Schedules hereto) or such of the foregoing as are delivered at the Closing, (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth in this Agreement, and
(iii) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

                                   ARTICLE IV

                          CERTAIN OBLIGATIONS OF SELLER

     4.1 Conduct of Business Pending Closing. From and after the date hereto and prior to Closing, and unless Buyer shall otherwise consent or agree in writing and except as contemplated by this Agreement or as disclosed on Schedule 4.1 hereto, Seller covenants and agrees that:

     (a) Scanning, TxCom and the Seller Subsidiaries will conduct the Business in the ordinary course;

     (b) Scanning, TxCom and the Seller Subsidiaries will use their reasonable best efforts to preserve the business organization of the Business intact, to maintain the services of their present key employees and to preserve the goodwill of the suppliers, customers and others having business dealings with them. If and as requested by Buyer, Scanning, TxCom and, with respect to the Business, Seller Subsidiaries shall make reasonable arrangements for representatives of Buyer to meet with their customers, suppliers and key employees;

     (c) Scanning, TxCom and, with respect to the Business, the Seller Subsidiaries shall not, and Seller will not permit Scanning, SP Holding, TxCom or, with respect to the Business, the Seller Subsidiaries, to:

     (i) amend the Certificate of Incorporation, Bylaws or other similar governing documents of Scanning or TxCom;

     (ii) issue any capital stock of Scanning or TxCom or rights, warrants or options to acquire shares of such capital stock or issue any securities convertible into such shares or convertible into securities in turn so convertible, or grant any options, warrants or rights to acquire any such convertible securities;

     (iii) split, combine or reclassify outstanding capital stock of Scanning or TxCom;

     (iv) enter into, assume or terminate any material contract or commitment or amend, terminate or waive any material right of the Business, except in the ordinary course of business and consistent with past practice;

     (v) sell, transfer, lease or otherwise dispose of any assets of the Business other than transfers, leases and dispositions in the ordinary course of business;

     (vi) incur, create or assume any mortgage, pledge, lien, restriction, encumbrance or security interest on any assets of the Business, except in the ordinary course of business;

     (vii) except for cash dividends, declare or pay any dividend or other distribution in respect of any class of capital stock of Scanning or TxCom, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock;

     (viii) incur any indebtedness for borrowed money with respect to the Business except to the extent discharged on or before the Closing Date;

     (ix) merge or consolidate with any other corporation or acquire any stock, or, except in the ordinary course of business, any business, property or assets of any other person, firm, association, corporation or other business organization; or

     (x) make or commit to make any capital expenditure, capital addition or capital improvement with respect to the Business in excess of US $1,000,000 in the aggregate.

     4.2 Access. Prior to the Closing, Scanning, TxCom and, with respect to the Business, the Seller Subsidiaries, shall give to Buyer and to Buyer's counsel, accountants and other representatives reasonable access during normal business hours to properties, books and records of the Business, and shall provide to Buyer such financial and operating data and other information concerning the Business as Buyer shall reasonably request.

     4.3 Exclusive Dealing. From and after the date hereof and until the earlier of Closing under or termination of this Agreement, Seller and Scanning will not, and will not authorize or permit any of their officers, directors or employees or any of their affiliates or authorize any of their investment bankers, attorneys, accountants or other representatives retained by them or any of their affiliates to, directly or indirectly, without the written consent of Buyer, solicit or knowingly encourage the submission of, or furnish non-public information (with the intent of inducing any person to make an offer) with respect to the Business to, any person (a "Potential Acquiror") in connection with, any proposal by a Potential Acquiror for a merger or other business combination with the Business or the acquisition of a substantial equity interest in the Business or a substantial portion of the Business's assets (a "Third Party Transaction")(other than sales in the ordinary course of business), other than as contemplated by this Agreement. Notwithstanding the foregoing or any other provision contained herein to the contrary, if Seller breaches the covenant contained in the previous sentence and, as a result thereof, Seller terminates its obligations pursuant to this Agreement (other than as permitted by Section 6.3 hereof) and consummates a Third Party Transaction with a Potential Acquiror, then Seller shall promptly pay to Buyer as liquidated damages for such breach and as compensation for such termination US $3,000,000 plus an amount not to exceed US $1,500,000 to reimburse Buyer for (i) any non-refundable bank commitment fee(s) and out-of-pocket expenses paid by Buyer pursuant to the commitment letters referred to in Section 3.1(q) hereto and
(ii) any non-refundable fees and out- of-pocket expenses of Hambrecht & Quist Incorporated which Buyer is obligated to pay or otherwise reimburse (collectively, the "Breakup Fee"), and such Breakup Fee shall be the sole and exclusive remedy of the Buyer Group in connection with a breach of the foregoing covenant and such termination. In addition to Seller's termination rights under
Section 6.3, and notwithstanding any provision contained herein to the contrary, Seller may also terminate its obligations under this Agreement pursuant to this Section upon payment to Buyer of the Breakup Fee. In any event, upon payment of the Breakup Fee to Buyer, this Agreement shall terminate and be of no further force or effect, and the Seller and its affiliates shall have no further liability to Buyer or its affiliates under or for any breach of this Agreement. For avoidance of doubt, a Third Party Transaction shall not include any transaction the consummation of which does not impede the consummation of the transactions contemplated hereby.


                                    ARTICLE V

                          CERTAIN OBLIGATIONS OF BUYER

     5.1 Conduct of Business Pending Closing. From and after the date hereto and prior to Closing, and unless Seller shall otherwise consent or agree in writing and except as contemplated by this Agreement, Buyer covenants and agrees that:

     (a) Buyer and its Subsidiaries will conduct their respective businesses in the ordinary course;

     (b) Buyer and its Subsidiaries will use their reasonable best efforts to preserve the business organization of their respective businesses intact, to maintain the services of their present key employees and to preserve the goodwill of the suppliers, customers and others having business dealings with them; and

     (c) Buyer and its Subsidiaries shall not:

     (i) amend their respective Articles of Incorporation, Bylaws or other similar governing documents so as to affect adversely Seller or holders of Buyer's Common Stock;

     (ii) issue any capital stock of Buyer or any of its Subsidiaries, or rights, warrants or options to acquire shares of such capital stock or issue any securities convertible into such shares or convertible into securities in turn so convertible, or grant any options, warrants or rights to acquire any such convertible securities (except (a) for issuances of such securities to Buyer or a wholly-owned Subsidiary of Buyer, (b) for the grant of employee stock options,
(c) in connection with the exercise of employee stock options outstanding as of the date hereof or (d) pursuant to employee stock purchase plans existing as of the date hereof);

     (iii) split, combine or reclassify the outstanding capital stock of Buyer;

     (iv) declare or pay any dividend or other distribution in respect of any class of Buyer's or any of its Subsidiaries' capital stock (except for dividends or distributions declared or paid to Buyer or a wholly-owned Subsidiary of Buyer), or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock; and

     (v) enter into a transaction or take any other action that would be required to be reported under Item 1, 2 or 3 of a Form 8-K Current Report pursuant to Section 13 or 15(d) of the Exchange Act.

     5.2 Access. Prior to the Closing, Buyer and its Subsidiaries, shall give to Seller and to Seller's counsel, accountants and other representatives reasonable access during normal business hours to properties, books and records of Buyer and its Subsidiaries, and shall provide to Seller such financial and operating data and other information concerning the business of Buyer and its Subsidiaries as Seller shall reasonably request.


                                   ARTICLE VI

                       CONDITIONS TO CLOSING; TERMINATION

     6.1 Conditions Precedent to Obligations of the Buyer Group. The obligations of the Buyer Group to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer's option):

     (a) Bringdown of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and Seller shall have delivered to Buyer a certificate of Seller to such effect signed by a duly authorized corporate officer of Seller.

     (b) Performance and Compliance. The Seller Group shall have performed and complied in all material respects with all of the covenants required by this Agreement to be performed or complied with by them on or before the Closing Date, and Seller shall have delivered to Buyer a certificate of Seller to such effect signed by a duly authorized corporate officer of Seller.

     (c) Opinion of Counsel. Buyer shall have received from Dechert Price & Rhoads, counsel for the Seller Group, an opinion dated as of the Closing Date, in a form reasonably satisfactory to counsel to Buyer with respect to the matters set forth on Exhibit G.

     (d) Waiting Periods. Any applicable waiting period under the HSR Act and the regulations promulgated thereunder or the Anti-Monopoly Law and the regulations promulgated thereunder shall have expired or been terminated.

     (e) Litigation. No order of any court or administrative agency shall be in effect that restrains or prohibits the transactions contemplated hereby.

     (f) Non-Compete Agreement. Spectra-Physics AB shall have executed and delivered to Buyer a non-compete agreement (the "Non-Compete Agreement"), which Non-Compete Agreement shall be substantially in the form of Exhibit H attached hereto.

     (g) Transition Services Agreement. The Seller Subsidiaries shall have entered into a transition services agreement (the "Transition Services Agreement") with the Buyer Group with respect to the provision by the Seller Subsidiaries of certain administrative services and the lease of certain office space related to the non-U.S. operations of the Business, such Transition Services Agreement to be substantially in the form of Exhibit I attached hereto.

     (h) Minute Books and Resignations. Buyer shall have received the minute books and stock record books of each of Scanning, the Scanning Subsidiaries (if then available) and TxCom. Seller will cause to be removed or deliver to Buyer the written resignations, effective as of the Closing Date, of all members of the boards of directors of Scanning and the Scanning Subsidiaries and such of the officers of Scanning and the Scanning Subsidiaries as Buyer has requested.

     (i) Permits, Approvals and Authorizations. All consents, waivers, permits and approvals from any governmental or regulatory body, which are required by applicable law to be obtained prior to consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect on the Closing Date.

     (j) Certificate of Incorporation, Bylaws. Buyer shall have received a complete and correct copy of the Certificate of Incorporation and Bylaws of Scanning, TxCom, Seller and SP Holding, each certified by the Secretary of the respective corporation.

     (k) Certificates of Good Standing. Buyer shall have received a Certificate of Good Standing, dated within a recent date of Closing, for Scanning, TxCom, Seller and SP Holding.

     (l) Secretary's Certificate. Buyer shall have received a Certificate of the Secretary of Seller, SP Holding, and each of the Seller Subsidiaries certifying
(a) the resolutions adopted by the Board of Directors (and stockholders, if necessary) authorizing, as appropriate, this Agreement, the TxCom Agreement, the Foreign Sales Agreements and all other agreements and related transactions contemplated hereunder and (b) the signatures of the officers authorized to execute such agreements.

     6.2 Conditions Precedent to the Obligations of the Seller Group. The obligations of the Seller Group to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller at Seller's option):

     (a) Bringdown of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the date of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, and Buyer shall have delivered to Seller a certificate of Buyer to such effect signed by a duly authorized corporate officer of Buyer.

     (b) Performance and Compliance. The Buyer Group shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by them on or before the Closing Date and Buyer shall have delivered to Seller a certificate of Buyer to such effect, signed by a duly authorized corporate officer of Buyer.

     (c) Opinion of Counsel for the Buyer Group. Seller shall have received from Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP, counsel for the Buyer Group, an opinion dated as of the Closing Date, in a form reasonably satisfactory to counsel to the Seller Group with respect to the matters set forth on Exhibit I.

     (d) Waiting Periods. Any applicable waiting period under the HSR Act and the regulations promulgated thereunder or the Anti-Monopoly Law and the regulations promulgated thereunder shall have expired or been terminated.

     (e) Litigation. No order of any court or administrative agency shall be in effect that restrains or prohibits the transactions contemplated hereby.

     (f) TxCom Guarantee. Spectra-Physics AB shall have been released from its guarantee obligations under the Guaranty dated August 28, 1995 in favor of Vincent Baumier, Daniel Mawas, Bernard Malaise and Antoine Bonodot, dated August 28, 1995 (the "TxCom Guarantee").

     (g) Permits, Approvals and Authorizations. All consents, waivers, permits and approvals from any governmental or regulatory body, which are required by applicable law to be obtained prior to consummation of the transactions contemplated hereby and shall be in full force and effect on the Closing Date.

     (h) Certificate of Incorporation, Bylaws. Seller shall have received a complete and correct copy of the Certificate of Incorporation and Bylaws of Buyer and any subsidiaries Buyer creates to effect the transactions contemplated hereby.

     (i) Certificates of Good Standing. Seller shall have received a Certificate of Good Standing, dated within a recent date of Closing, for Buyer and any subsidiaries Buyer creates to effect the transactions contemplated hereby.

     (j) Secretary's Certificate. Seller shall have received a Certificate of Secretary of Buyer and any subsidiaries Buyer creates to effect the transactions contemplated hereby certifying (a) the resolutions adopted by the Board of Directors (and stockholders, if necessary) authorizing, as appropriate, this Agreement, the TxCom Agreement, the Foreign Sales Agreements and all other agreements and related transactions contemplated hereunder and (b) the signatures of the officers authorized to execute such agreements.

          6.3 Termination.

          (a) This Agreement may be terminated:

          (i) by the mutual written agreement of Buyer and Seller;

          (ii) by written notice of Buyer to Seller if the Closing has not occurred within 60 days after the date hereof; provided, however, that Buyer may not terminate the Agreement pursuant to this paragraph if Closing shall not have occurred by such date primarily as a result of Buyer's breach of its obligations hereunder; or

          (iii) by written notice of Seller to Buyer if the Closing has not occurred within 60 days after the date hereof; provided, however, that Seller may not terminate the Agreement pursuant to this paragraph if Closing shall not have occurred by such date primarily as a result of Seller's breach of its obligations hereunder.

            (b) In the event of termination by Seller or Buyer pursuant to paragraph (a) of this Section 6.3, written notice thereof shall promptly be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by either. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) the provisions of  Section 7.1  (relating to expenses) and Section
     7.2 (relating to brokers' fees) hereto shall remain in full force and effect; and

          (ii) in no event shall any termination of this Agreement limit or restrict the rights and remedies of either party hereto against the other party which has willfully breached any of the agreements or other provisions of this Agreement prior to termination hereto.


                                  ARTICLE VII

                         CERTAIN ADDITIONAL COVENANTS

     7.1 Costs, Expenses and Taxes. Buyer and Seller will pay all of the expenses of the Buyer Group and the Seller Group, respectively, incurred in connection with this Agreement and the transactions contemplated hereby. Buyer will pay all sales, value added, transfer, documentary and similar taxes in connection with the delivery of the Shares and the TxCom Shares and in respect of the conveyances, assignments or transfers to Buyer or the Buyer Subsidiaries of the Purchased Assets and the TxCom Rights.

     7.2 Brokers. Each of the Seller Group and the Buyer Group represents and warrants to the other that there are no claims (or any basis for any claim) for brokerage commissions, finder's fees or like payments in connection with this

Agreement or the transactions contemplated hereby resulting from any action taken by them or on their behalf, except that Salomon Brothers Inc and the Robinson-Humphrey Company, Inc. (the "Seller Brokers") have been retained by Seller and Seller shall be responsible for any fees and expenses that may be due to the Seller Brokers. Hambrecht & Quist Incorporated has been retained by Buyer and Buyer shall be responsible for any fees and expenses that may be due to Hambrecht & Quist Incorporated. The Seller Group shall indemnify and hold the Buyer Group harmless and Buyer shall indemnify and hold the Seller Group harmless with respect to their respective representations and warranties set forth in this Section 7.2.

     7.3 Employment. Effective as of the Closing Date, all Foreign Business Employees shall become employees of the appropriate Buyer Subsidiaries, subject to the satisfaction of any legal requirements regarding the transfer of employment of such employees. The Buyer Subsidiaries shall in all circumstances be responsible for any severance, termination or similar payment that may be due to any Foreign Business Employee. Buyer agrees that to the extent length of service is relevant for any purpose under any pension or other benefit plan or arrangement made available to Foreign Business Employees, such Foreign Business Employees shall receive credit for their years of service with the applicable Seller Subsidiary. Buyer further agrees that any medical or life insurance benefit plans made available to all employees of the Business shall not contain a pre-existing condition exclusion.

     7.4 Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to cause the Closing to occur including, without limitation, its reasonable best efforts to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings.

     7.5 Transition Services Agreement. On the Closing Date, the Seller Subsidiaries and the Buyer Subsidiaries shall enter into the Transition Services Agreement.

     7.6 Regulatory Filings. Seller and Buyer agree to file or cause to be filed all necessary documentation with the appropriate government bodies as soon as practicable to obtain as soon as possible all consents required by any governmental bodies in order to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and Buyer agree to file or cause to be filed, respectively, as soon as practicable after the date hereof, but in no event more than five business days after the date hereof, an acquired person's and acquiring person's HSR Act notification and report form with respect to the transactions contemplated by this Agreement required by the HSR Act. Buyer further agrees to file or cause to be filed, as soon as practicable after the date thereof, but in no event more than five business days after the date hereof, a Notification of Acquisition of Business, or any other appropriate form, with the Fair Trade Commission of Japan with respect to the transactions contemplated by this Agreement in Japan, and Seller further agrees to use its reasonable best efforts to cooperate with Buyer to supply Buyer with such information or data as Buyer may require to prepare and file such form. Seller and Buyer further agree to use their reasonable best efforts to comply promptly with and, where appropriate, to respond in cooperation with each other to, all requests or requirements which applicable federal, state, local, foreign or other applicable law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement. In addition, anything in this Agreement to the contrary notwithstanding, Buyer covenants and agrees to use its best efforts to (a) take any action requested or accept any condition imposed by any government body in connection with any consent required by any governmental body to consummate the transactions contemplated in this Agreement and (b) resolve any objection asserted with respect to the transactions contemplated hereby under any federal or state statute, rule or regulation designed or intended to prohibit or regulate actions in restraint of trade, including, if required by any applicable government authority, agreeing to divest or hold separate pending required divestitures, businesses owned directly or indirectly by Buyer and entering into such other agreements, order or decrees with such government body as may be required by such government body.

     7.7 Use of Name.

     (a) Anything herein to the contrary notwithstanding, no interest in or right to use the name or mark "Spectra-Physics", any derivation thereof, any name or mark confusingly similar therewith, or any logo used in connection therewith (including without limitation the stylized logo "S") (collectively, the "Retained Names and Logos"), is being transferred to Buyer or the Buyer Subsidiaries pursuant to the transactions contemplated hereby, and except as set forth in this Section 7.7, after the Closing, Scanning, TxCom and the Scanning Subsidiaries will cease to have any interest in or right to use the Retained Names and Logos. The Seller agrees that it will not at any time object to the use of the word "SpectraScan" in the corporate name of Scanning and for all other purposes related to the Business or any other business conducted by Scanning, the Buyer Group or their successors or assigns in the future. Buyer agrees to cause Scanning to file an amendment to its Certificate of Incorporation to change its name promptly after the Closing to eliminate any reference to the Retained Names and Logos.

     (b) Seller grants Buyer a limited non-exclusive royalty-free license (A) commencing on the Closing Date and ending two years after the Closing Date, to use the mark "Spectra-Physics," the name "Spectra-Physics Scanning Systems, Inc." and the stylized logo "S" (the "Licensed Names") solely on (i) any products or inventory in the possession of Scanning or, with regard to the Business, the Seller Subsidiaries at the time of the Closing or (ii) any products manufactured by Scanning during the two-year period after the Closing Date (except for products using new molds) (collectively, the "Licensed Products"), (B) commencing on the Closing Date and ending six months after the Closing Date, to use solely in connection with the Business any signs, purchase orders, invoices, sales orders, labels, letterhead, shipping documents, brochures, displays, advertising, promotional materials, and other written materials existing on the Closing Date that bear the Licensed Names, (C) with regard to any labels affixed to products that bear the Licensed Names for which government consent would be necessary to replace the Licensed Name appearing on the label, to use such labels until the earlier of (i) receipt of government approval to replace the Licensed Name appearing on the labels or (ii) two years after the date of the Closing and (D) commencing on the Closing Date and ending two years after the Closing Date, to use the phrase "formerly known as Spectra-Physics Scanning Systems, Inc." on any written materials used solely in connection with the Business. Notwithstanding the foregoing, Buyer agrees to use its best efforts to discontinue its use of the Licensed Names as soon after the Closing as commercially practicable, consistent with Buyer's good faith judgment.

     (c) Buyer agrees that all of its use of the Licensed Names shall inure to the exclusive benefit of Seller for trademark purposes, and Buyer agrees not to challenge Seller's ownership of the Licensed Names or the validity of the Licensed Names or this license. The license granted by this Agreement is subject to the concurrent right of Seller and its licensees to use the Licensed Names in connection with any product, service or business. Buyer shall only use the Licensed Names in providing Licensed Products that are of a quality equal or superior to those provided by Scanning under the Licensed Names as of the date hereto. Seller shall have the right to monitor and inspect the quality of such Licensed Products from time to time on reasonable notice; provided that Seller shall have no right to inspect or monitor any Licensed Products until they are commercially available for sale. At Seller's request, Buyer shall submit for Seller's inspection representative samples of all advertising, promotional and marketing materials bearing the Licensed Names used in connection with the Business. Buyer acknowledges that the purpose of the inspections conducted and quality control standards prescribed by Seller in this Agreement is to maintain the reputation, image and goodwill of the Licensed Names. Seller shall not bear or assume any responsibility or liability to third parties as a result of setting or enforcing such standards or for any failure of any Licensed Product or of Buyer's conduct of the Business to conform to such standards.

Buyer shall indemnify, defend and hold Seller harmless against any and all claims, losses, liabilities, damages, and expenses (including attorneys' fees and expenses) arising from or relating to Buyer's use of the Licensed Names in conducting the Business or in marketing, distributing, offering, or selling the Licensed Products or otherwise arising from or relating to Buyer and Seller's use of similar names. Buyer shall take no action that would prejudice or interfere with the validity of or Seller's ownership of the Licensed Names, and Buyer shall not enter into any agreement with any third party which in any way alters, diminishes or restricts the rights of Seller in the Licensed Names or places any restrictions or conditions upon the use or appearance of any Licensed Name. Buyer shall not prosecute any application for the registration of any trademark, service mark or trade name containing any form or variation of any Licensed Name (other than the name "SpectraScan"). Seller grants this license "as is," and makes no representations or warranties concerning the Licensed Names. Buyer may not assign, sublicense, pledge, grant or otherwise encumber or transfer this license or any of its rights and obligations hereunder (whether by operation of law or otherwise) without the prior written consent of Seller.

     7.8 Registration Rights. At Closing, Buyer and Seller will enter into a registration rights agreement (the "Registration Rights Agreement") which agreement shall be substantially in the form of Exhibit K hereto.

     7.9 TxCom Guarantee. If requested by Seller, Buyer agrees to enter into a guarantee agreement with Vincent Baumier, Daniel Mawas, Bernard Malaise and Antoine Bonodot in substantially the same form as, and in replacement of, the TxCom Guarantee.

     7.10 Buyer's Further Assurances. Buyer agrees to, and to cause its Subsidiaries to, promptly transfer, convey, assign and deliver to Seller or its designee all notices, correspondence, documentation, rights and payments received  by the  Buyer  Group  after  the  Closing  relating  to  the  Excluded
International Assets, or any asset, claim or right dividended or otherwise transferred to Seller or its designees pursuant to Section 1.3 of this Agreement.

     7.11  Restriction  on Sale of Buyer Stock.  Seller agrees not to sell, in a privately negotiated transaction, any shares of Buyer Stock to Symbol Technologies Inc. or its subsidiaries or affiliates. The parties agree that this restriction shall not prohibit Seller from selling shares of Buyer Stock on or through the facilities of any national securities exchange or the NASDAQ National Market System.

     7.13 Patent License Agreement. From and after the Closing, the Buyer shall be bound by, and shall be considered the "Licensor" for all purposes under, the Patent License Agreement between Seller and Spectra-Physics Holdings USA, Inc. referred to on Schedule 2.1(t).


                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 Indemnification by the Seller. Subject to the limitations contained herein, after the Closing, Seller and SP Holding shall indemnify and hold harmless the Buyer Group from and against any loss, liability, claim, obligation, damage or expense (including reasonable legal, consulting and accounting fees and expenses and costs of litigation) (collectively "Damages") that any member of the Buyer Group may incur or suffer arising out of or resulting from:

     (a) the inaccuracy of any representation or warranty made by Seller and SP Holding in this Agreement or in any closing certificate delivered pursuant hereto;

     (b) any failure by Seller or SP Holding to perform any obligation or comply with any covenant or agreement specified herein;

     (c) any liability for federal or foreign income Taxes of Scanning and its Subsidiaries, Seller Subsidiaries or TxCom with respect to any taxable period that ends on or prior to the Closing Date;

     (d) any liability owed to a Governmental Authority for state or local income or franchise Taxes, Payroll Taxes or state or local sales and use Taxes of Scanning and its Subsidiaries, Seller Subsidiaries, or TxCom with respect to any taxable period that ends on or prior to the Closing Date, provided that a Tax Return for the same type of tax for which such liability is owed was filed with such Governmental Authority by or on behalf of Scanning and its Subsidiaries, Seller Subsidiaries or TxCom on or before the Closing Date or was caused to be filed by Seller with such Governmental Authority after the Closing Date pursuant to Section 9.1(a), except to the extent any of the foregoing Taxes are reflected on the Closing Date Balance Sheet;

     (e) any liability for Taxes of Seller or of any other entity which is a member of any consolidated, combined or unitary federal or state tax group of which Scanning is or was a member on or before the Closing Date, pursuant to Treasury Regulation 1.1502-6 or any analogous state or local tax provisions; and

     (f) any liability for Taxes of Scanning and its Subsidiaries, Seller Subsidiaries, or TxCom, other than the Taxes described in Section 8.1(c), (d) or

(e), with respect to any taxable period that ends on or prior to the Closing Date, except to the extent any such Taxes are reflected on the Closing Date Balance Sheet.

     8.2 Indemnification By Buyer. Subject to the limitations contained herein, after the Closing, Buyer shall indemnify and hold harmless the Seller Group from and against any Damages that any member of the Seller Group may incur or suffer arising out of or resulting from:

     (a) the inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate delivered pursuant hereto;

     (b) any failure by Buyer to perform any obligation or comply with any covenant or agreement specified herein; and

     (c) the Assumed International Liabilities, the TxCom Obligations and Spectra-Physics AB's obligations under the TxCom Guarantee.

     8.3 Limitations on Indemnification Obligations.

     (a) Seller and SP Holding shall not have any liability under Sections 8.1(a) or Section 8.1(f) of this Agreement for Damages unless the aggregate of all Damages for which Seller and SP Holding would, but for this sentence, be liable exceeds US $1,350,000 on a cumulative basis, and then only to the extent of any such excess. Seller and SP Holding shall not have any liability under
Section 8.1(d) of this Agreement for Damages unless the aggregate of all Damages for which Seller and SP Holding would, but for this sentence, be liable exceeds US $50,000 on a cumulative basis and then only to the extent of any such excess. Under no circumstances shall Buyer and its affiliates be entitled to indemnification for Damages under Section 8.1(a) and Section 8.1(f) of this Agreement for an amount in excess of US $10,000,000.

     (b) No action, claim or set off for Damages under Sections 8.1(a) and 8.1(f) of this Agreement shall be brought or made by the Buyer Group after the date that is twelve (12) months after the Closing Date, except that such time limitation shall not apply to claims for misrepresentations or breaches of warranty relating to Sections 2.1(b) and 2.1(d). The time limitation specified in this Section 8.3(b) shall not apply to any item as to which Buyer shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to Seller.

     (c) The amount of any Damages for which indemnification is provided under Sections 8.1 and 8.2 of this Agreement shall be (i), in the case of calculating Buyer's Damages, net of any accruals or reserves reflected on the Closing Date Balance Sheet with respect to the matters to which those Damages relate, (ii) net of any amounts recovered by the indemnified party for such Damages pursuant to any indemnification by or indemnification agreement with any third party and/or any insurance policies with respect to such Damages and (iii) offset to the extent of the present value (calculated using a discount rate equal to the appropriate applicable federal rate under Code Section 1274(d)) of any tax benefit (including without limitation, any benefit attributable to a decrease in income, increase in deductions or credits, or increase in basis) realized by the indemnified party arising from, or in connection with, the incurrence or payment of any such Damages. Buyer shall not be entitled to indemnification hereunder with respect to Taxes of TxCom if the existence of such Taxes constitutes a breach of the Seller's Representations and Warranties Agreement by and between Vincent Baumier, Bernard Malaise, Daniel Mawas, Alain Bonodot and TxCom and SP Holding, dated August 28, 1995 (the "Representations and Warranties Agreement") and Buyer (as successor to SP Holding) receives indemnification for such breach pursuant to the Representations and Warranties Agreement.

     (d) Seller, SP Holding and Buyer shall have no obligation under this Agreement to indemnify the other with respect to any matter that was or could have been raised by the other in connection with the Closing Date Balance Sheet pursuant to the terms of Section 1.6.

     (e) From and after the Closing, no claim for indemnity shall be made by the Buyer Group or the Seller Group, if such claim is based on an event or facts disclosed to such party in writing prior to Closing.

     (f) Buyer shall not have any liability under Section 8.2(a) of this Agreement for Damages unless the aggregate of all Damages for which Buyer would, but for this sentence, be liable exceeds US $1,350,000 on a cumulative basis, and then only to the extent of any such excess. Under no circumstances shall Seller, SP Holding and their affiliates be entitled to indemnification for Damages under Section 8.2(a) of this Agreement for an amount in excess of US $10,000,000.

     (g) No action, claim or set off for Damages under Sections 8.2(a) of this Agreement shall be brought or made by any member of the Seller Group after the date that is twelve (12) months after the Closing Date, except that such time limitation shall not apply to claims for misrepresentations or breaches of warranty relating to Sections 3.1(b), 3.1(d), 3.1(m) and 3.1(r). The time limitation specified in this Section 8.3(g) shall not apply to any item as to which Seller or SP Holding shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to Buyer.

      8.4   Procedures Relating to Indemnification.

     (a) In order for a party (the "Indemnified Party") to be entitled to any payment under the indemnification provided for under this Agreement in respect of, arising out of or involving a claim, legal proceeding or demand made by any person, firm, governmental authority, corporation or other entity (other than any of the parties to this Agreement or their affiliates) against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the other party (the "Indemnifying Party") in writing of the Third Party Claim, setting forth in reasonable detail the basis for such claim, as promptly as practicable, but in any case within 30 days, after receipt by such Indemnified Party of written notice of the Third Party Claim (the "Indemnification Notice"); provided, however, that failure to give such Indemnification Notice shall not affect the indemnification provided hereunder except to the extent that the
Indemnifying Party shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

     (b) In connection with any Third Party Claim, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the
Indemnified Party shall be entitled to participate in, but not control, the defense thereof at its own expense. If the Indemnifying Party shall fail to defend such Third Party Claim, or if after commencing or undertaking any such defense to such Third Party Claim, fails to prosecute, or withdraws from such defense, the Indemnified Party shall have the right to undertake such defense at
the  Indemnifying  Party's  expense.   Whether or  not the  Indemnifying  Party
chooses to defend or prosecute any Third Party Claim, the Indemnified and Indemnifying Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of- pocket expenses in connection therewith. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent.

     8.5 Exclusive Remedy. The indemnification provided in this Article XIII shall be the sole and exclusive remedy after the Closing Date for monetary damages available to the Buyer Group and the Seller Group for breach of any of the terms, conditions, representations or warranties contained herein. As between the Seller Group, on the one hand, and the Buyer Group and its affiliates, including without limitation after the Closing, Scanning and TxCom, on the other hand, the rights and obligations set forth in this Agreement will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby (other than, prior to the Closing, the Confidentiality Agreement dated February 1, 1996 between Buyer and Spectra-Physics AB (the "Confidentiality Agreement")). Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, and in light of, among other factors, the acknowledgements contained in Section 3.2, each of the parties to this Agreement hereby waives any claim or cause of action, known and unknown, foreseen and unforeseen, which exists or may arise in the future, or which it otherwise might assert, including without limitation under the common law or federal or state securities laws, trade regulation laws, Environmental Laws (including CERCLA or any other statutes now or hereafter in effect) or other Laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby (other than in respect of the Confidentiality Agreement), except for (i) claims or causes of action brought under and subject to the terms and conditions of this Agreement, or (ii) injunctive or other equitable relief (other than for rescission or rescissory or similar damages).


                                   ARTICLE IX

                                   TAX MATTERS

      9.1   Tax Responsibility.

     (a) Seller shall be responsible for the preparation and filing of (i) all federal and foreign income tax Returns and all consolidated, combined or unitary state or local income or franchise tax Returns which include the results of

Scanning for any taxable period ending on or before the Closing Date and all other state or local income or franchise tax Returns of Scanning for a taxable year that ends on the Closing Date; and (ii) all other Tax Returns of Scanning which are required to be filed on or before the Closing Date (taking into account any applicable extensions). Seller shall be responsible for remitting or causing to be remitted to the proper Governmental Authority all payments of Taxes required to be paid on or before filing any such return as shown thereon except for any such Taxes that are reflected on the Closing Date Balance Sheet.

     Seller shall submit to Buyer any Return prepared by Seller which has not been filed on or before the Closing Date and which is required to be executed by an officer of Scanning. Within fifteen business days of the receipt of such return, Buyer shall cause the appropriate officer of Scanning to duly execute such return and shall deliver such duly executed return to Seller. Buyer shall also, within such fifteen-day time period, remit to Seller an amount equal to the amount of any Taxes due with respect to such return, but only to the extent such Taxes are reflected on the Closing Date Balance Sheet. Seller shall be responsible for filing such return and remitting all payments of Taxes required to be paid with respect to such return.

     Seller will also be responsible for deferred income, if any, triggered into income by Treasury Regulation Section 1.1502-13 and Treasury Regulation Section 1.1502-14 and excess loss accounts, if any, taken into income under Treasury Regulation Section 1.1502-19 for all periods through the Closing Date and pay any federal income Taxes attributable to such income. Seller will prepare and file all Returns for which it is responsible for under this Section 9.1(a) in a manner that is consistent with its past tax accounting methods or practice and will take no position on such returns that relate to Scanning and its Subsidiaries that materially and adversely affects Scanning and its Subsidiaries after the Closing Date, unless such position would be reasonable in the case of a person that owned Scanning and its Subsidiaries both before and after the Closing Date or is consistent with past tax accounting methods or practice.

     (b) Buyer shall cause Scanning to prepare and file all Tax Returns of Scanning not described in Section 9.1(a). Buyer shall remit or cause Scanning to remit to the proper taxing authorities all payments of Taxes required to be paid on or before filing any such return as shown thereon. Buyer will take no position (nor will cause Scanning to take a position) on any Return that would materially and adversely affect either Seller or Scanning and its Subsidiaries with respect to any Returns (and any liability for Taxes related thereto) described in Section 9.1(a), unless such position would be reasonable in the case of a person that owned Scanning and its Subsidiaries both before and after the Closing Date or is consistent with past tax accounting methods or practice.

     (c) All Tax Returns of Scanning, or which include the results of Scanning, (other than any one-day Returns required by reason of any election described in Section 9.2 hereto) shall be prepared on the basis of a taxable period of Scanning ending at the close of business on the Closing Date, unless clearly required otherwise by applicable Tax law.

     (d) Within 180 days after the Closing Date, Buyer shall provide to Seller completed Tax Return packages and such other information reasonably requested by Seller with respect to Scanning for the preparation of any Tax Return required to be filed by Seller under Section 9.1(a)(i). In addition, Seller and Buyer shall provide reasonable cooperation to each other in connection with (i) the preparation or filing of any Tax Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes of Scanning. Such cooperation shall include making available, on a reasonable basis, employees of the Seller, Buyer, or Scanning, as the case may be, whose out-of-pocket costs, if any, such as travel and lodging, shall be reimbursed by the party to which such employees are made available. After the Closing Date, Seller and Buyer shall make available to each other, as reasonably requested all information, records or documents of Scanning for all periods prior to and including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations, including extensions thereof, provided that notice of such extension is given to the party which did not grant the extension.

     (e) Notwithstanding anything to the contrary in Section 8.4 of this Agreement, Seller shall have the sole right, at its own expense, to control any audit or examination by any Governmental Authority, to initiate any claim for refund, to amend any Return, or to contest, resolve and defend against any assessment, notice or deficiency, or other adjustment or proposed adjustment relating to any Taxes for which Buyer seeks to be indemnified by Seller pursuant to Section 8.1 hereto. Seller will not settle any such audit in a manner which would materially and adversely affect Scanning and its Subsidiaries after the Closing Date unless such settlement would be reasonable in the case of a person that owned Scanning and its Subsidiaries both before and after the Closing Date or such settlement is consistent with past tax accounting methods or practice of Seller or Scanning and its Subsidiaries in handling such audits.

     9.2 Section 338(h)(10) Election.

     Seller and Buyer agree that they shall jointly make or cause to be made the election under Section 338(h)(10) of the Code and Treasury Regulation
Section 1.338(h)(10)-1(d) (and any corresponding election under state and local Tax law) with respect to the purchase and sale of the Shares, except that Seller and Buyer shall jointly elect not to have an election under Section 338(h)(10) or Section 338(g) of the Code apply for California purposes (collectively, the "Elections"). Because Seller is not the common parent of a "selling consolidated group" of which Scanning is a member, as that term is defined under Treasury Regulation Section 1.338(h)(10)-1, Seller shall cause the person that is the common parent with respect to the selling consolidated group to join with Buyer in making the Elections with respect to Scanning. (Any person authorized to make the Elections with respect to the selling consolidated group and Scanning (on behalf of Seller) is referred to as an "Authorized Person" herein). Buyer shall prepare IRS Form 8023-A (and any required attachments) and any similar state and local tax forms (and any required attachments) required to make the Elections (collectively, the "Election Forms" and each singularly, the "Election Form") and shall submit the Election Forms to Seller no later than 75 days prior to the date the Election Forms are required to be filed. The amount of consideration allocated to the purchase and sale of the Shares shall be consistent with the Purchase Price allocation set forth in Section 1.7 hereto. In the event of any dispute with regard to the content of any Election Form, the Parties shall attempt to resolve such dispute using good faith efforts. If they have not done so by the thirtieth day prior to the date the Election Form in question is required to be filed, the dispute shall be resolved by the Neutral Auditors (in accordance with Section 9.5 hereto) at least five business days prior to the time the Election Form is required to be filed. Seller shall promptly deliver to Buyer the Election Forms, which shall have been executed by the Authorized Person. Buyer shall then duly execute the Election Forms or promptly cause the Election Forms to be duly executed by the person authorized to execute such forms on behalf of Buyer and shall file the Election Forms in accordance with applicable Tax laws and the terms of this Agreement. Seller and Buyer shall take or cause to be taken any other actions that are necessary for making or perfecting the Elections. Buyer shall provide Seller with a copy of the Election Forms as filed. Seller and Buyer shall report all transactions pursuant to this Agreement for Tax purposes in a manner that is consistent with the Elections in all jurisdictions which recognize the effectiveness of the Elections for Tax purposes and shall take no position contrary thereto in such jurisdictions unless required to do so pursuant to a "determination" within the meaning of
Section 1313 of the Code or an analogous provision under state or local law.

     Seller will pay any tax attributable to the making of the Section 338(h)(10) election and will indemnify Buyer and Scanning against any liability or expense arising out of any failure to pay such tax. Seller will also pay any state, local or foreign tax (and indemnify Buyer and Scanning against any liability or expense arising out of any failure to pay such tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of Scanning hereunder where the state, local, or foreign tax jurisdiction (i) does not provide or recognize a Section 338(h)(10) election or
(ii) does not apply its provisions corresponding to Section 338(h)(10) of the Code to the purchase and sale of the stock of Scanning (for example, because Scanning files a separate company tax return in such jurisdiction).

     9.3 Refunds and Credits.

     (a) Except as otherwise provided in Section 9.3(b), Seller shall be entitled to any refund or credit (including any refund or credit resulting from a carry back of a net operating loss, net capital loss or tax credit) of federal and foreign income Taxes, any state or local income or franchise Taxes, Payroll Taxes or state or local sales and use Taxes of Scanning and its Subsidiaries and TxCom with respect to any taxable period that ends on or prior to the Closing Date, except to the extent such refund or credit is reflected on the Closing Date Balance Sheet.

     Seller, at its expense, shall be responsible for filing and preparing any Returns (including any amended Returns) necessary to obtain such refund or credit. Buyer shall cooperate with Seller in connection with the preparation and filing of such returns. Seller will indemnify Buyer for any penalty, interest or costs incurred by Buyer that is attributable to such refund or credit.

     (b) Where permitted by applicable Tax law, Buyer and Scanning shall elect not to carry back any net operating loss, net capital loss or tax credit that arises in any taxable year ending after the Closing Date ("Carryback Item"), to a taxable year of any consolidated, combined or unitary Returns filed by, or with respect to, Scanning that ends on or before the Closing Date. If a Carryback Item of Buyer or Scanning (or a successor to them) is required to be carried back under applicable Tax law to a taxable year of any consolidated, combined or unitary Returns filed by, or with respec to, Scanning, and is absorbed or used in whole or in part in such year, Seller shall pay Buyer an amount equal to any refund or credit attributable to such Carryback Item, provided that Seller receives such refund or realizes the benefit of any such credit. The amount of any such refund or credit attributable to the Carryback Item shall be equal to the difference between the amount of such refund or credit (net of any income taxes payable thereon) with and without the Carryback Item. Amounts due pursuant to this paragraph shall be paid in full within 30 days after Seller receives a refund or credit. If a refund or credit attributable to a Carryback Item is later reduced (for example, as a result of a reduction in the amount of a Carryback Item caused by an audit adjustment),
Buyer shall pay to Seller the amount of such reduction including statutory interest by the due date of any required tax payment by Seller or, if no payment is due, within 30 days after the final determination of the amount of the reduction in such benefit.

     Seller shall be responsible for preparing and filing (or arranging for the preparation and filing of) any Returns required to carry back a Carryback Item to a taxable year ending on or before the Closing Date. Buyer shall reimburse Seller for the reasonable cost of preparation of any such Returns. Buyer shall indemnify Seller for any penalty, interest or costs incurred by Seller that is attributable to Carryback Items.

     (c) Except as otherwise provided in Section 9.3(a), Scanning shall be entitled to any other refunds or credits of its Taxes for all taxable periods.

     9.4 Tax Sharing Agreements. Effective as of the Closing Date, all tax sharing agreements between Scanning and any member of any consolidated, combined, or unitary group of which Scanning is a member on or before the Closing Date shall be terminated. Neither Scanning nor such member shall have any current or continuing obligations to or benefits from any other party under such terminated agreements as of and after the Closing Date.

     9.5 Dispute Resolution. In the event of a dispute concerning this Article IX, the parties shall submit such dispute to the Neutral Auditors (to be selected in the same manner as set forth under Section 1.6(d) hereto) whose decision shall be binding on the parties. The Neutral Auditors' fee shall be borne equally by Buyer and Seller.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, three business days after being mailed by United States first-class, certified or registered mail, postage prepaid, or, if sent by overnight delivery by a nationally recognized courier such as Federal Express, one business day after deposit with such courier, or, if sent by telecopy, upon confirmation of receipt, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

            If to Seller Group to:

                  Spectra-Physics, Inc.
                  108 Webster Building
                  3411 Silverside Road
                  Wilmington, DE 19810
                  Telephone:  (302) 478-4600
                  Fax: (302) 478-8962
                  Attn:  Ms. Barbara Schoenberg

            With required copies to:

                  Spectra-Physics AB
                  Box 5226
                  Sturegatan 32
                  Fourth Floor
                  S-102 45 Stockholm, Sweden
                  Telephone:  011-468-783-0725
                  Fax:  011-468-660-9226
                  Attn:  Mr. Ulf Johansson

            and

                  Dechert Price & Rhoads
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA 19103
                  Telephone:  (215) 994-2971
                  Fax:  (215) 994-2222
                  Attention:  Carmen J. Romano, Esquire

            If to Buyer Group, to:

                  PSC Inc.
                  675 Basket Road
                  Webster, NY 14580
                  Telephone:  (716) 265-1600
                  Fax: (716) 265-6402
                  Attention: William J. Woodard, Vice-President -
                  Finance

            With required copies to:

                  Boylan, Brown, Code, Fowler, Vigdor
                    & Wilson, LLP
                  2400 Chase Square
                  Rochester, NY 14604
                  Telephone:  (716) 232-5300
                  Fax: (716) 232-3528
                  Attention: Martin S. Weingarten, Esq.

     10.2 Successors and Assigns; Benefit. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may assign its rights or delegate its duties and obligations under this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights hereunder to a wholly-owned Subsidiary of Buyer, provided further that no such assignment shall limit or release any of Buyer's obligations hereunder. Except as provided in Section 7.3 of this Agreement, nothing in this Agreement, express or implied, is intended to confer on any other person other than the parties hereto, the Seller Subsidiaries and the Buyer Subsidiaries or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.3 Public Announcements. Prior to the Closing, neither the Seller Group nor the Buyer Group shall issue any press release or public announcement regarding this Agreement or the transactions contemplated hereby except as and to the extent that Buyer and Seller jointly agree, and except as any party shall in the opinion of its counsel be obligated by law, rule or regulation of any governmental or regulatory body or stock exchange, and in such event the party issuing any release or public announcement or disclosure shall to the extent practical, give the other party reasonable prior notice of such announcement or disclosure and a reasonable opportunity to comment thereon.

     10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     10.5 Headings. The headings preceding the text of the sections and subsections hereto are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     10.6 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties against which it is to be enforced.

     10.7 Limitation on Knowledge. To the extent any representation or warranty of Seller in this Agreement is limited to "Seller's knowledge" or similar language, knowledge shall be limited to any facts or circumstances actually known after reasonable investigation by the individuals set forth on Schedule
10.7 hereto. To the extent any representation or warranty of Buyer in this Agreement is limited to "Buyer's knowledge" or similar language, knowledge shall be limited to any facts or circumstances actually known after reasonable investigation by any of the individuals set forth on Schedule 10.7 hereto.

     10.8 Foreign Sales Agreements and TxCom Agreement. Notwithstanding anything to the contrary contained in any of the Foreign Sales Agreements or the TxCom Agreement to be executed and delivered in accordance with Section 1.1(c) and
Section 1.1(d), respectively, of this Agreement, any "purchase price" referred to in any such Foreign Sales Agreement or TxCom Agreement represents the portion of the Purchase Price allocated to the assets and liabilities being transferred by the Seller Subsidiary party to such Foreign Sales Agreement or by SP Holding pursuant to the TxCom Agreement, respectively, and no amounts in excess of, or less than, the Purchase Price shall be owed by Buyer as a result of the purchase price specified in any Foreign Sales Agreement or TxCom Agreement. The purchase price adjustment contemplated by the Foreign Sales Agreements and the TxCom Agreement refer only to the adjustments to the purchase price referred to in the appropriate Foreign Sales Agreement or TxCom Agreement, respectively, if any, necessary as a result of the finalization of the allocation of the Purchase Price in accordance with Section 1.7 of this Agreement, and no amounts shall be owed by the Buyer Group or the Seller Group as a result of any such adjustments. Notwithstanding anything contained in this Agreement, the Foreign Sales Agreements or the TxCom Agreement to the contrary, nothing in the Foreign Sales Agreements or the TxCom Agreement will be deemed to enlarge or diminish in any way any of the parties' rights or obligations under this Agreement. To the extent that any of the provisions of the Foreign Sales Agreements or the TxCom Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control. No party to any of the Foreign Sales Agreements or the TxCom Agreement shall have any right to bring any claim thereunder for breach of the representations or warranties contained therein. That portion of the Purchase Price allocated to the International Assets transferred to a Buyer Subsidiary from Spectra-Physics K.K. shall be deemed to be paid in Japanese Yen at the spot price for Japanese Yen listed in the Wall Street Journal on the Closing Date.

     10.9 Consent to Jurisdiction. Buyer and Seller each irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York, situated in the county of New York and (b)the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of or related to this Agreement or any transaction contemplated hereby. Buyer and Seller each hereby irrevocably consents to the service of summons, complaint and any and all other process in any such action or proceeding brought in such jurisdictions within the State of New York by delivery of copies of such process to it, at its address specified in
Section 10.1 of this Agreement or by certified mail direct to such address. Buyer and Seller each hereby waives any objection that it may have based upon lack of personal jurisdiction, including, without limitation, any objection to the laying of venue or based on grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

     10.10 Post-Closing Access. Buyer and Seller shall reasonably cooperate with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating to the Business (whether in the possession of Seller Group, Buyer Group, Scanning or TxCom) as is reasonably necessary for (a) the preparation for or the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation (other than one by or on behalf of a party to this Agreement against another party to this Agreement) by or against Scanning, TxCom or any member of the Seller Group or Buyer Group, (b) the preparation and filing of any Tax Return or election relating to the Business or any audit by any taxing authority of any Returns of Scanning, TxCom or the Scanning Subsidiaries and (c) the preparation and filing of any other documents required by any government authority. The party requesting such information and assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 10.10 shall be during normal business hours and upon not less than two business days' prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

     10.11 Regarding Certain Consents. Nothing in this Agreement shall be construed as an attempt by any Seller Subsidiary to assign to the Buyer Subsidiaries pursuant to this Agreement and/or the Foreign Sales Agreements any contract, agreement, permit, franchise, claim or asset included in the International Assets which is by its terms or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to any Seller Subsidiary would not by law pass to the Buyer Subsidiaries as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract"). To the extent that any such consent or approval in respect of, or a novation of, a Non- Assignable Contract shall not have been obtained on or before the Closing Date, Seller shall cause the Seller

Subsidiaries to use reasonable efforts and to cooperate in any reasonable arrangement to assure the Buyer Subsidiaries the benefits of such Non-Assignable Contract to the extent permitted by law. To the extent lawful, practicable and reasonable in the circumstances, including the obtaining of any such necessary consent or approval after the Closing (provided that neither Seller nor any Seller Subsidiary shall be required to pay any money or other consideration or grant forbearances to any third party to effect such consent or approval), Seller at the request and under the direction of Buyer shall cause the appropriate Seller Subsidiary to take all reasonable actions to assure that the rights of any Seller Subsidiary under the Non-Assignable Contracts shall be preserved for the benefit of the Buyer Subsidiaries to the extent not involving any undue hardships upon any Seller Subsidiary or unreasonable time constraints in the request or compliance with such instructions. Buyer shall indemnify and hold harmless Seller Group for performing such obligations and reimburse Seller Group for its expenses related thereto.

     10.12 Further Assurances. Following the Closing, each party shall cooperate with the other and execute and deliver, or cause to be executed and delivered, all such other instruments, including, without limitation, instruments of conveyance, assignment and transfer, and take all such other actions as may reasonably be requested by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

     10.13 Preservation of Records Information. Buyer will hold all of the material books and records of Scanning, TxCom, and, with respect to the Business, the Seller Subsidiaries, existing on the Closing Date and not destroy or dispose of any thereto for a period of seven years from the Closing Date. Seller and Seller Subsidiaries shall preserve and keep any such books and records it may retain with respect to the Business for a period of seven years from the Closing Date.

     10.14 Further Audit Assistance. Immediately following the Closing and thereafter, Seller will use its reasonable best efforts to cause Coopers & Lybrand L.L.P., its auditors, at Buyer's expense, to continue to provide Arthur Andersen LLP with all such information and assistance with respect to the Business' audited historical financial statements and quarterly financial data as may reasonably be required by Arthur Andersen LLP, including but not limited to the furnishing of any opinion or consents required for the inclusion of such audited financial statements in any filings under the Securities Act or the Exchange Act by Buyer.

     10.15 Specific Performance. Buyer and Seller each acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled, at law or in equity.

     10.16 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written, except the Confidentiality Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                          SPECTRA-PHYSICS, INC.


                                          By: /s/ Ulf Johansson
                                              Title:As Authorized Agent


                                          PSC Inc.


                                          By: /s/ L. Michael Hone
                                              Title:President, CEO, Chairman


                                          SPECTRA-PHYSICS HOLDING, S.A.


                                          By  /s/ Ulf Johansson
                                              Title: As Authorized Agent

SPECTRA-PHYSICS, INC.                            SPECTRA-PHYSICS HOLDING, S.A.
108 Webster Building                                     Avenue de Scandanavie
3411 Silverside Road                                         ZA de Courtaboeuf
Wilmington, DE 19810                                            91940 Les Ulis


                                    July 12, 1996



PSC Inc.
675 Basket Road
Webster, NY 14580

Gentlemen:

     Reference is made to that certain Asset and Stock Purchase Agreement dated May 20, 1996, by and among PSC Inc., Spectra-Physics, Inc., and Spectra-Physics Holding, S.A. (the "Purchase Agreement"). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

     This is to confirm our agreement to amend the Purchase Agreement as follows:

     1) Exhibit D, Terms of Note, to the Purchase Agreement is amended so as to read in its entirety as is set forth on Attachment A hereto.

     2) Exhibit F, Purchase Price Allocation, to the Purchase Agreement is amended so as to read in its entirety as is set forth on Attachment B hereto.

     3) In addition to all amounts due under the Purchase Agreement, PSC Inc. shall pay to Seller on the date hereof, as compensation for the delay in the Closing, the amount of $365,173. Such amount shall be treated as an increase in the Purchase Price and shall be wired to the account specified in paragraph 2 of that certain letter regarding the Closing Cash Payment dated the date hereof.

     4) The number of Escrowed Shares shall be 315,789.

     On behalf of PSC Inc., please confirm that the foregoing correctly sets forth our agreement by signing below.

                                    Sincerely,

                                    SPECTRA-PHYSICS, INC.


                                    By:    /s/ Lennart Rappe
                                    Name:  Lennart Rappe
                                    Title: Authorized Representative


                                    SPECTRA-PHYSICS HOLDING, S.A.


                                    By:    /s/ Lennart Rappe
                                    Name:  Lennart Rappe
                                    Title: Authorized Representative


The undersigned hereby agrees with the foregoing:


PSC INC.


By:    /s/ William J. Woodard
Name:  William J. Woodard
Title: Vice President - Finance

                                 Attachment A

                                                                     Exhibit D

                                 Terms Of Note


Issuer: The Note will be issued by the purchaser of the U.S. Assets and be guaranteed by PSC Inc.


Amount:           U.S. $5,000,000

Optional Prepayable in whole or in part at any time without Prepayment:premium or penalty

Maturity:         5 years after Closing Date

Amortization:     Principal payable in 16 equal consecutive quarterly
                  installments of $312,500 each commencing 15 months after Closing

Interest:         Interest payable quarterly at 100 basis points in excess of the rate of interest announced from time to time by CoreStates Bank as its base or prime rate

Other: The Note will have the same covenants, events of default, subordination and other provisions as are set forth in the subordinated loan agreement and related note contemplated by the Subordinated Debt Commitment Letters referred to in
                  Section 3.1(q) of the Agreement (the "Subordinated Loan Agreement"); provided that the Note will be subordinated to the indebtedness under the Subordinated Loan Agreement to the same extent that such indebtedness is subordinated to the senior secured bank financing contemplated by the commitment letter between Fleet National Bank and PSC Inc. referred to in Section 3.1(q) of the Agreement.

                                 Attachment B


                                   Exhibit F

                           Purchase Price Allocation


            The Purchase Price shall be allocated as follows:

                  (a)   The Note shall be allocated to the U.S. Assets.

                  (b)   The Buyer Stock shall be allocated to the Shares.

                  (c)   The balance of the Purchase Price shall be allocated:

                        (i) First, to the Non-Compete Agreement in the amount of US $5,000,000.

                        (ii) Next, to the International Assets of each Seller Subsidiary in an amount equal to the Assumed International Liabilities of such Seller Subsidiary plus 105% (150% in the case of Spectra-Physics GmbH) of the aggregate net book value of the International Assets and Assumed International Liabilities of such Seller Subsidiary (i.e., book value of such assets minus liabilities) at the Closing Date, in each case as reflected in the Closing Date Balance Sheet; provided, however, that the premium over book value in the case of Spectra-Physics S.r.l. shall equal US $300,000.

                      (iii) Next, to the TxCom Shares and the TxCom Rights, in an amount equal to US $14,050,000.

                      (iv)    Lastly, to the Shares.

            Within 30 days after the determination of the Closing Date Balance Sheet, Scanning shall prepare and submit to Seller and Buyer a statement allocating the Purchase Price, which statement shall be prepared in accordance with the allocation set forth above.